EXHIBIT 4.1

$775,000,000

€140,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

Bucyrus International, Inc.,

as Borrower,

Certain Subsidiaries of Borrower,

as Foreign Borrowers,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.,

as Sole Lead Arranger and Sole Bookrunner,

JPMORGAN CHASE BANK, N.A.

and

LASALLE BANK NATIONAL ASSOCIATION

as Co-Syndication Agents,

NATIONAL CITY BANK

and

M & I MARSHALL & ILSLEY BANK,

as Co-Documentation Agents

LEHMAN BROTHERS BANKHAUS AG,

as German Agent

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

Dated as of May 25, 2007

 i

SECTION 3B. MULTICURRENCY LETTERS OF CREDIT		78

3B.1	Multicurrency L/C Commitment	78
3B.2	Procedure for Issuance of Multicurrency Letters of Credit	78
3B.3	Fees and Other Charges	79
3B.4	Multicurrency L/C Participations	79
3B.5	Reimbursement Obligation	80
3B.6	Obligations Absolute	81
3B.7	Multicurrency Letter of Credit Payments	82
3B.8	Applications	82
3B.9	Currency Adjustments	82

SECTION 3C. GERMAN LETTERS OF CREDIT		82

3C.1	German L/C Commitment	82
3C.2	Procedure for Issuance of German Letter of Credit	83
3C.3	Fees and Other Charges	83
3C.4	German L/C Participations	84
3C.5	Reimbursement Obligation of the German Borrower	85
3C.6	Obligations Absolute of the German Borrower	85
3C.7	German Letter of Credit Payments	86
3C.8	German Applications	86

SECTION 4. REPRESENTATIONS AND WARRANTIES		86

4.1	Financial Condition	86
4.2	No Change	87
4.3	Corporate Existence; Compliance with Law	87
4.4	Corporate Power; Authorization; Enforceable Obligations	87
4.5	No Legal Bar	88
4.6	No Material Litigation	88
4.7	[Intentionally Omitted	88
4.8	Ownership of Property; Liens	88
4.9	Intellectual Property	88
4.10	Taxes	88
4.11	Federal Regulations	89
4.12	Labor Matters	89
4.13	ERISA	89
4.14	Investment Company Act; Other Regulations	90
4.15	Subsidiaries	90
4.16	Use of Proceeds	90
4.17	Environmental Matters	91
4.18	Accuracy of Information, etc.	92
4.19	Security Documents	92

4.20	Solvency	93
4.21	Regulation H	93
4.22	Patriot Act, etc.	93
4.23	Real Estate	93

SECTION 5. CONDITIONS PRECEDENT		93

5.1	Conditions to Initial Extension of Credit	93
5.2	Conditions to Each Extension of Credit	98
5.3	Conditions to Effectiveness of Amendment and Restatement	98

SECTION 6. AFFIRMATIVE COVENANTS		99

6.1	Financial Statements	99
6.2	Certificates; Other Information	100
6.3	Payment of Obligations	101
6.4	Conduct of Business and Maintenance of Existence, etc.	101
6.5	Maintenance of Property; Insurance	102
6.6	Inspection of Property; Books and Records; Discussions	102
6.7	Notices	102
6.8	Environmental Laws	103
6.9	Interest Rate Protection	103
6.10	Additional Collateral, etc.	103
6.11	Use of Proceeds	105
6.12	Further Assurances	105
6.13	Maintenance of Ratings	105
6.14	Post-Closing Obligations.	105

SECTION 7. NEGATIVE COVENANTS		105

7.1	Maximum Consolidated Leverage Ratio	106
7.2	Limitation on Indebtedness	106
7.3	Limitation on Liens	108
7.4	Limitation on Fundamental Changes	110
7.5	Limitation on Disposition of Property	110
7.6	Limitation on Restricted Payments	111
7.7	Limitation of Designation of Unrestricted Subsidiaries	113
7.8	Limitation on Investments	113
7.9	[Intentionally Omitted]	114
7.10	Limitation on Transactions with Affiliates	115
7.11	Limitation on Sales and Leaseback Transactions	115
7.12	Limitation on Changes in Fiscal Periods	115
7.13	Burdensome Agreements	115
7.14	Limitation on Lines of Business	116
7.15	Limitations with Regards to the German Borrower and German Parties	116

SECTION 8. EVENTS OF DEFAULT		117

SECTION 9. THE AGENTS; THE ARRANGER		121

9.1	Appointment	121
9.2	Delegation of Duties	121
9.3	Exculpatory Provisions	121
9.4	Reliance by Agents	121
9.5	Notice of Default	122
9.6	Non-Reliance on the Arranger, the Agents and Other Lenders	122
9.7	Indemnification	123
9.8	Arranger and Agent in their Individual Capacities	123
9.9	Successor Agents	123
9.10	Authorization to Release Liens and Guarantees	124
9.11	The Arranger; the Syndication Agents, the Documentation Agents	124
9.12	Withholding Tax	124

SECTION 10. MISCELLANEOUS		125

10.1	Amendments and Waivers	125
10.2	Notices	128
10.3	No Waiver; Cumulative Remedies	129
10.4	Survival of Representations and Warranties	129
10.5	Payment of Expenses	129
10.6	Successors and Assigns; Participations and Assignments	131
10.7	Adjustments; Set-off	134
10.8	Counterparts	135
10.9	Severability	135
10.10	Integration	135
10.11	Governing Law	135
10.12	Submission To Jurisdiction; Waivers	135
10.13	Acknowledgments	136
10.14	Confidentiality	136
10.15	Release of Collateral and Guarantee Obligations	137
10.16	Conflicts	137
10.17	Delivery of Lender Addenda	137
10.18	WAIVERS OF JURY TRIAL	137
10.19	Judgment Currency	138
10.20	Patriot Act	138

SECTION 11. DEBT ALLOCATION MECHANISM		138

11.1	Implementation of DAM	138
11.2	Letters of Credit	139

ANNEXES

A.	Pricing Grid
B.	Existing Letters of Credit

SCHEDULES:

1.1(a)	Specified Investments
1.1(b)	Mortgaged Property
1.1(c)	Foreign Borrowers
1.1(d)	Administrative Schedule
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions
4.19(a)-2	UCC Financing Statements to be Terminated
4.19(a)-3	Other Required Filings
4.19(b)	Mortgage Filing Jurisdictions
4.23	Owned and Leased Property
6.14	Post-Closing Obligations
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Acquisition Transactions
7.10	Affiliate Transactions
7.13	Burdensome Agreements

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Acceptance
F-1	Form of Legal Opinion of Winston & Strawn LLP
F-2	Form of Legal Opinion of Freshfields Bruckhaus Deringer
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swing Line Note
H	Form of Exemption Certificate
I	Form of Lender Addendum
J	Form of Borrowing Notice
K	Form of Solvency Certificate
L	Form of Subordinated Intercompany Note
M	Form of Foreign Borrower Joinder Amendment

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 25, 2007, among BUCYRUS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), each Foreign Borrower (as hereinafter defined) from time to time party to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A. and LASALLE BANK NATIONAL ASSOCIATION, as co-syndication agents (in such capacities, the “Syndication Agents”), NATIONAL CITY BANK and M & I MARSHALL & ILSLEY BANK, as co-documentation agents (in such capacities, the (“Documentation Agents”) and LEHMAN BROTHERS BANKHAUS AG, as German agent, (in such capacity, the “German Agent”) amends and restates in full that certain Credit Agreement, dated as of May 4, 2007 among the Borrower, each Foreign Borrower from time to time party thereto, the lenders party thereto (the “Original Lenders”), the Arranger, the Syndication Agents, and the Administrative Agent (as amended, supplemented, restated or otherwise modified prior to the date hereof, the “Original Credit Agreement”); this amendment and restatement of the Original Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time, is hereinafter referred to as this “Agreement”.

W I T N E S S E T H:

WHEREAS, the Borrower and each Foreign Borrower party hereto has requested that the Original Credit Agreement be amended and restated in full as set forth herein;

WHEREAS, it is the intent of the parties hereto that this Agreement amend and restate in its entirety the Original Credit Agreement and that, from and after the Restatement Effective Date, the Original Credit Agreement shall evidence the terms and conditions under which the Borrower heretofore has incurred obligations and liabilities to the Original Lenders and the Administrative Agent (as evidenced by the Original Credit Agreement and the Administrative Agent’s books and records); and

WHEREAS, the Lenders (including the Original Lenders that are party hereto) are willing to amend and restate the Original Credit Agreement and to extend (or to continue to extend credit in the case of the Original Lenders that are party hereto) credit to the Borrower and each Foreign Borrower upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree to amend and restate the Original Credit Agreement, and the Original Credit Agreement is hereby amended and restated, as follows:

SECTION 1.    DEFINITIONS

1.1          Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Business”: DBT GmbH, together with each of its Subsidiaries.

“Acquired Indebtedness”: with respect to any specified Person (x) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into such specified Person; and (y) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Person”: any Person (a) acquired by the Borrower or its Restricted Subsidiaries which, upon such acquisition, becomes a Restricted Subsidiary or is merged or combined into the Borrower or a Restricted Subsidiary or (b) all or substantially all of the assets of which (or all or substantially all of the assets of any business or division of which) are acquired by the Borrower or a Restricted Subsidiary.

“Acquisition”: the acquisition by the Borrower or one of its Restricted Subsidiaries of the Acquired Business pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement”: the Share Purchase Agreement, dated December 16, 2006, by and between RAG Coal International Aktiengesellschaft, DBT Holdings GmbH and the Borrower, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Acquisition Documentation”: collectively, the Acquisition Agreement, the Forward Purchase Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented, replaced or otherwise modified from time to time.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble hereto or any successor Administrative Agent; provided that, (i) when used in respect of payments and notices pertaining to Multicurrency Revolving Credit Loans, the term “Administrative Agent” shall mean the respective administrative agent in each jurisdiction for each Available Foreign Currency as set forth in the Administrative Schedule and (ii) when used in respect of payments and notices pertaining to German Revolving Credit Loans and German Swing Line Loans, the German Agent.

“Administrative Schedule”: Schedule 1.1(d), which contains interest rate definitions and administrative information in respect of each Available Foreign Currency and certain administrative information with respect to Foreign Borrowers.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such first Person or (b) direct or cause the direction of the management and policies of such first Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents, the German Agent, any local administrative agent in respect of Multicurrency Revolving Credit Loans set forth in the Administrative Schedule and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid Effective Amount of such Lender’s Term Loans, (ii) the amount of such Lender’s Dollar Revolving Credit Commitment then in effect or, if the Dollar Revolving Credit Commitments have been terminated, the amount of such Lender’s Dollar Revolving Extensions of Credit then outstanding, (iii) the Effective Amount of such Lender’s Multicurrency Revolving Credit Commitment then in effect or, if the Multicurrency Revolving Credit Commitments have been terminated, the Effective Amount of such Lender’s Multicurrency Revolving Extensions of Credit then outstanding and (iv) the Effective Amount of such Lender’s German Revolving Credit Commitment then in effect or, if the German Revolving Credit Commitments have been terminated, the Effective Amount of such Lender’s German Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time.

“Agreement Currency”: as defined in Section 10.19.

“Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate Loans	Eurocurrency Loans
Tranche B Dollar Term Loan Facility	0.50%	1.50%
Tranche B Euro Term Loan Facility	X	1.75%
Dollar Revolving Credit Facility (including Dollar Swing Line Loans)	0.75%	1.75%
Multicurrency Revolving Credit Facility (including Euro Swing Line Loans)	0.75%	1.75%
German Revolving Credit Facility (including German Swing Line Loans)	X	1.75%

provided, that on and after the Restatement Effective Date, the Applicable Margins with respect to Revolving Credit Loans and the Swing Line Loans will be determined pursuant to the Pricing Grid and the Applicable Margin with respect to the Tranche B Dollar Term Loan Facility shall be deemed to be effective as of the Closing Date.

“Application”: (i) an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Dollar Letter of Credit,

(ii) an application, in such form as the relevant Multicurrency Issuing Lender may specify from time to time, requesting such Multicurrency Issuing Lender to issue a Multicurrency Letter of Credit or (iii) an application, in such form as the relevant German Issuing Lender may specify from time to time, requesting such German Issuing Lender to issue a German Letter of Credit.

“Arranger”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by any clause of Section 7.5 other than clause (e)) provided such Disposition yields gross proceeds to the Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: as defined in Section 10.6(c).

“Assignor”: as defined in Section 10.6(c).

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Available Amount”: at any time (the “Reference Date”), the sum of (i) 50% of the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) from December 31, 2006 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) plus (ii) the Net Cash Proceeds from the issuance of common stock by the Borrower after the Closing Date plus (iii) all cash returns of principal or capital cash dividends and other cash returns received by a Loan Party on or after the Closing Date on investments described on Schedule 1.1(a);

Minus, the sum of

(i)	the aggregate outstanding amount of any Investments made pursuant to Section 7.8(m)(ii) as of the Reference Date, plus
(ii)	the aggregate amount of any Restricted Payments made pursuant to Section 7.6(d)(ii) during the period commencing on the Closing Date and ending on the Reference Date.

“Available Dollar Revolving Credit Commitment”: with respect to any Dollar Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s

Dollar Revolving Credit Commitment then in effect over (b) such Lender’s Dollar Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Dollar Revolving Extensions of Credit for the purpose of determining such Lender’s Available Dollar Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Dollar Swing Line Loans then outstanding shall be deemed to be zero.

“Available Foreign Currencies”: Japanese Yen, Pounds Sterling, South African Rand, Australian Dollars and any other available and freely-convertible non-Dollar currency selected by the Borrower and approved by the Administrative Agent and the Multicurrency Revolving Credit Lenders in the manner described in Section 10.1(b)(iii).

“Available German Revolving Credit Commitment”: with respect to any German Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s German Revolving Credit Commitment then in effect over (b) such Lender’s German Revolving Extensions of Credit then outstanding, provided that, in calculating any Lender’s German Revolving Extensions of Credit for the purpose of determining such Lender’s (other than the German Swing Line Lender’s) Available German Revolving Credit Commitment for purposes of Section 2.9(c), the aggregate principal amount of German Swing Line Loans then outstanding shall be deemed to be zero.

“Available Multicurrency Revolving Credit Commitment”: with respect to any Multicurrency Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Credit Commitment then in effect over (b) such Lender’s Multicurrency Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Multicurrency Revolving Extensions of Credit for the purpose of determining such Lender’s (other than the Euro Swing Line Lender’s) Available Multicurrency Revolving Credit Commitment for purposes of Section 2.9(b), the aggregate principal amount of Euro Swing Line Loans then outstanding shall be deemed to be zero.

“Available Revolving Credit Commitments”: at any time, the aggregate amount of the Available Dollar Revolving Credit Commitments, the Available German Revolving Credit Commitments, and the Available Multicurrency Revolving Credit Commitments, at such time.

“Bank Guarantee”: a direct guaranty issued for the account of the Borrower or any Foreign Borrower pursuant to this Agreement by an Issuing Lender, in form acceptable to the Issuing Lender, ensuring that a liability acceptable to the Issuing Lender of the Borrower or any of its Subsidiaries to a third Person will be met.

“Base Rate”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 10.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower or any Foreign Borrower, as applicable, in a Borrowing Notice as a date on which the Borrower or such Foreign Borrower, as applicable, requests that the relevant Lenders make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower or any Foreign Borrower, as applicable, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) and (c) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City or (solely with respect to all notices and determinations in connection with, and payments of principal and interest on, German Revolving Extensions of Credit) Frankfurt, Germany, are authorized or required by law to close, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Dollars the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurocurrency market, (c) with respect to all notices and determinations in connection with, and payments of principal and interest on Eurocurrency Loans denominated in Euros, the term “Business Day, shall mean any day which is a Business Day described in clause (a) and which is also a TARGET Day and (d) with respect to all notices and determinations in connections with, and payments of principal and interest on Multicurrency Revolving Credit Loans (other than those denominated in Dollars or Euros), the term “Business Day” shall mean any day that is a Business Day described in clause (a) and which is also a day on which banks are open for general banking business in the city which is the principal financial center of the country of issuance of such Available Foreign Currency.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person (including Capital Lease Obligations) which are required under GAAP to be included in the property, plant or equipment reflected in the balance sheet of such Person; provided that, “Capital Expenditures” shall not include expenditures by any Acquired Person prior to the time such Acquired Person was acquired in a Permitted Acquisition.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the minimum rental commitment or other amount for which is required to be capitalized on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) demand deposits, certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; provided, that, in the case of any Investment by a Foreign Subsidiary, “Cash Equivalents” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within a year after such date, (y) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights

(whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (c) a Specified Change of Control.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 were been satisfied or waived, which was May 4, 2007.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: with respect to any Lender, the sum of the Term Loan Commitment, the Dollar Revolving Credit Commitment, the Multicurrency Revolving Credit Commitment and the German Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: ½ of 1% per annum; provided, that on and after the first Adjustment Date occurring after the earlier of (x) completion of one full fiscal quarter of the Borrower after the Closing Date and (y) the consummation of any public offering of Capital Stock of the Borrower, after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated April 2007 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date, but excluding, with respect to the Borrower and its Restricted Subsidiaries (a) the current portion of Funded Debt and (b) all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person, its Restricted Subsidiaries and its Securitization Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) federal, state, foreign and local taxes in each case based on income, (b) Consolidated Interest Expense of such Person, such Restricted Subsidiaries and such Securitization Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus (i) cash payments made during such period with respect to non-cash charges that were added back pursuant to clause (f) above in a prior period and (ii) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For purposes of this Agreement, Consolidated EBITDA for the fiscal quarter ended March 31, 2007 shall be deemed to be $61,370,000, for the fiscal quarter December 31, 2006 shall be deemed to be $68,293,750 and for the fiscal quarter ended September 30, 2006 shall be deemed to be $68,161,750. For purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any purpose under Section 7.8, (i) the Consolidated EBITDA of any Acquired Person (or of any business or division of any Acquired Person which is acquired by the Borrower or its Restricted Subsidiaries during such period shall be included for the period in which such Acquired Person (or such business or division) was acquired on a Pro Forma Basis for such period and (ii) the Consolidated EBITDA of any Person (or assets comprising a business unit) Disposed of by the Borrower or its Restricted Subsidiaries during such period shall be excluded on a Pro Forma Basis for such period.

“Consolidated Interest Expense”: of any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person, its Restricted Subsidiaries, and its Securitization Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and any distributions made with respect to Disqualified Stock) but excluding amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower, its Restricted Subsidiaries and any Securitization Subsidiary for such period.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person, its Restricted Subsidiaries and its Securitization Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower, its Restricted Subsidiaries and its Securitization Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or Securitization Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person other than a Restricted Subsidiary or Securitization Subsidiary of the Borrower) in which the Borrower, any of its Restricted Subsidiaries or any of its Securitization Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower, such Restricted Subsidiary or such Securitization Subsidiary in the form of dividends or similar distributions, (c) solely for the purpose of determining the Applicable Amount and Excess Cash Flow, the income (or deficit) for such period of any such Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its income (or deficit) is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash to the Borrower or a Subsidiary Guarantor in respect of such period, to the extent not already included therein, (d) the cumulative effect of a change in accounting principles and (e) any write-up of any assets.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness for Borrowed Money of the Borrower, its Restricted Subsidiaries and its Securitization Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP less any cash and Cash Equivalents of the Borrower, its Restricted Subsidiaries and its Securitization Subsidiaries at such date that are free and clear of any Lien (other than Liens securing the Obligations, non-consensual Liens permitted under Section 7.3 and Liens permitted under Sections 7.3(n) or (q)).

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.

“Continuing Directors”: the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 51% of the then Continuing Directors.

“Contractual Obligation”: with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“DAM”: the mechanism for the allocation of exchange interests in the Facilities and collections thereunder established under Section 11.

“DAM Exchange”: the exchange of the Lenders’ interests provided in Section 11.

“DAM Exchange Date”: the first date after the initial Borrowing Date on which there shall occur (a) any event described in clauses (i) or (ii) of paragraph (f) of Section 8 with regards to the Borrower or any Significant Subsidiary which is a Subsidiary Guarantor or (b) an acceleration of the maturity of the Loans and a termination of the Commitments pursuant to Section 8.

“DAM Percentage”: as to each Lender, a fraction, expressed as a decimal to 12 decimal places, of which (a) the numerator shall be the sum of (i) the aggregate Obligations owed to such Lender and (ii) such Lender’s Revolving Credit Percentage of the aggregate outstanding L/C Obligations, if any, of such Lender, in each case immediately prior to the DAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate Obligations owed to all the Lenders and (ii) the aggregate outstanding L/C Obligations, in each case immediately prior to such DAM Exchange Date. For purposes of computing each Lender’s DAM Percentage, all Obligations which are denominated in Euros or in an Available Foreign Currency shall be translated into Dollars at the Exchange Rate in effect on the DAM Exchange Date.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit) and except with respect to Capital Stock held by employees, officers or directors that is redeemable upon termination of employment, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not Disqualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the final scheduled maturity of the Term Loans.

“Documentation Agents”: as defined in the preamble hereto.

“Dollar” and “$”: lawful currency of the United States of America.

“Dollar Equivalent”: with respect to an amount denominated in Dollars, such amount and, with respect to an amount denominated in an Available Foreign Currency or in Euros, the equivalent in Dollars of such amount determined at the Exchange Rate on the applicable Valuation Date. In making the determination of the Dollar Equivalent for purposes of determining the aggregate Available Multicurrency Revolving Credit Commitments on any Borrowing Date, the Administrative Agent shall use the Exchange Rate in effect at the date on which the Borrower or any Foreign Borrower, as applicable, requests the extension of credit for such Borrowing Date pursuant to the provisions of this Agreement.

“Dollar Issuing Lender”: the Existing Issuing Lender(s) and any Dollar Revolving Credit Lender (or Affiliate thereof) from time to time designated by the Borrower as a Dollar Issuing Lender with the consent of such Dollar Revolving Credit Lender and the Administrative Agent.

“Dollar L/C Commitment”: an amount up to $90,000,000.

“Dollar L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Dollar Letters of Credit and (b) the aggregate amount of drawings under the Dollar Letters of Credit that have not then been reimbursed pursuant to Section 3A.5.

“Dollar L/C Participants”: with respect to any Dollar Letter of Credit, the collective reference to all the Dollar Revolving Credit Lenders other than the Dollar Issuing Lender that issued such Dollar Letter of Credit.

“Dollar Letters of Credit”: the letters of credit issued on and after the Closing Date pursuant to Section 3A and any Existing Letters of Credit.

“Dollar Revolving Credit Commitment”: as to any Dollar Revolving Credit Lender, the obligation of such Lender to make Dollar Revolving Credit Loans and participate in Dollar Swing Line Loans and Dollar Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Dollar Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Total Dollar Revolving Credit Commitments as of the Restatement Effective Date is $90,000,000.

“Dollar Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Dollar Revolving Credit Lender”: each Lender that has a Dollar Revolving Credit Commitment or holds Dollar Revolving Extensions of Credit.

“Dollar Revolving Credit Loans”: as defined in Section 2.4.

“Dollar Revolving Credit Percentage”: as to any Dollar Revolving Credit Lender at any time, the percentage which such Lender’s Dollar Revolving Credit Commitment then constitutes of the Total Dollar Revolving Credit Commitments (or, at any time after the Dollar Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Dollar Revolving Extensions of Credit then outstanding constitutes the amount of the Total Dollar Revolving Extensions of Credit then outstanding).

“Dollar Revolving Extensions of Credit”: as to any Dollar Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Dollar Revolving Credit Loans then outstanding to such Lender, (b) such Lender’s Dollar Revolving Credit Percentage of the Dollar L/C Obligations then outstanding and (c) such Lender’s Dollar Revolving Credit Percentage of the aggregate principal amount of Dollar Swing Line Loans then outstanding.

“Dollar Swing Line Commitment”: the obligation of the Dollar Swing Line Lender to make Dollar Swing Line Loans pursuant to Section 2.6(a) in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Dollar Swing Line Lender”: Lehman Commercial Paper Inc., in its capacity as the lender of Dollar Swing Line Loans.

“Dollar Swing Line Loans”: as defined in Section 2.6(a)

“Dollar Swing Line Participation Amount”: as defined in Section 2.7(c).

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“ECF Percentage”: with respect to any fiscal year of the Borrower, 50.0%; provided, that, with respect to any fiscal year of the Borrower ending on or after December 31, 2007, the ECF Percentage shall be 25.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than 2.50 to 1.00 but not greater than 3.00 to 1.00 and (b) the ECF Percentage shall be 0.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.50 to 1.00.

“Effective Amount”: (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any borrowing of Loans and prepayments or repayments of Loans occurring on such date and (b) with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent the amount of such L/C Obligations on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“EMU”: the Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation: legislative measures of the European Union for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws”: any and all applicable laws, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“Euro Swing Line Commitments”: the obligations of the Euro Swing Line Lender to make Euro Swing Line Loans pursuant to Section 2.6(c) in an Effective Amount at any one time outstanding not to exceed $15,000,000.

“Euro Swing Line Lender”: Lehman Brothers Bankhaus AG, in its capacity as the lender of Euro Swing Line Loans.

“Euro Swing Line Loans”: as defined in Section 2.6(c).

“Euro Swing Line Participation Amount”: as defined in Section 2.7(h).

“Euribor Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Euros for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Euribor Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying euribor rates as may be selected by the Administrative Agent.

“Euribo Rate”: with respect to each day during each Interest Period pertaining to any Loan denominated in Euros, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Euribor Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurocurrency Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent.

“Eurocurrency Loans”: Loans for which the applicable rate of interest is based upon the Eurocurrency Rate or the Euribo Rate; provided that for the purpose of German Revolving Credit Loans and German Swing Line Loans only, the Euribo Rate interest will not take into account Eurocurrency Reserve Requirements.

“Eurocurrency Overnight Rate”: for any day, the rate per annum applicable to an overnight period beginning on one Business Day and ending on the next Business Day equal to the sum of the Applicable Margin for Eurocurrency Loans and the rate per annum quoted by JPMorgan Chase Bank, N.A., to the Administrative Agent as the rate at which it is offering overnight deposits in the relevant currency in amounts comparable to the applicable Loans or Reimbursement Obligations.

“Eurocurrency Rate”: (a)  with respect to each day during each Interest Period pertaining to a Loan denominated in Dollars, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurocurrency Base Rate

1.00 - Eurocurrency Reserve Requirements

(b)          with respect to each Interest Period pertaining to a Multicurrency Revolving Credit Loan denominated in any currency other than Dollars or Euros, the rate determined for such Interest Period and the Available Foreign Currency in which such Multicurrency Revolving Credit Loan is denominated in the manner set forth in the Administrative Schedule.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans the then current Interest Periods with respect thereto, all begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrower minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness incurred in connection with such expenditures (other than Indebtedness incurred under the Revolving Credit Facility) and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of Revolving Credit Commitments, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrower.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Exchange Rate”: the rate at which any Euro or Available Foreign Currency may be exchanged into Dollars, as set forth on such date on the relevant Bloomberg Key Cross Currency Rates screen at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on the Bloomberg Key Cross Currency Rates screen, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary”: each Foreign Subsidiary and each Securitization Subsidiary.

“Existing Credit Facilities”: the Amended and Restated Credit Agreement dated as of May 27, 2005 among Bucyrus International, Inc., Minserco, Inc., and Boonville Mining Services, Inc. as Borrowers, GMAC Commercial Finance LLC as a Lender, as Agent and as Sole Lead Arranger, JPMorgan Chase, N.A. as Documentation Agent, and LaSalle Bank National Association as Syndication Agent, the lenders signatory thereto as lenders, and the other loan parties from time to time signatory thereto as loan parties, as amended through May 4, 2007.

“Existing Issuing Lender”: JP Morgan Chase Bank, N.A., as issuer of the Existing Letters of Credit.

“Existing Letters of Credit”: the letters of credit described in Annex B.

“Facility”: each of (a) the Tranche B Term Loan Dollar Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Dollar Term Loan Facility”), (b) the Tranche B Term Loan Euro Commitments and the Tranche B Euro Loans made thereunder (the “Tranche B Euro Term Loan Facility”), (c) the Dollar Revolving Credit Commitments and the extensions of credit made thereunder (the “Dollar Revolving Credit Facility”), (d) the Multicurrency Revolving Credit Commitments and the extensions of credit made thereunder (the “Multicurrency Revolving Credit Facility”), (e) any Incremental Term Loan Facility, and (f) the German Revolving Credit Commitments and the extensions of credit made thereunder (the “German Revolving Credit Facility”).

“Fair Market Value” means the current value that would be attributed to the Securitization Assets by an independent and unaffiliated third party purchasing the Securitization Assets in an arms-length sale transaction, as determined in good faith by the board of directors of the Borrower.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Borrower”: (i) each Foreign Subsidiary listed as a Foreign Borrower in Schedule 1.1(c) as amended from time to time in accordance with Section 10.1(b)(i) and (ii) with respect to the German Revolving Credit Facility, until such Facility has been terminated, all Obligations thereunder paid in full, and all Letters of Credit issued thereunder terminated or expired (or have been cash collateralized in a manner and in an amount reasonably acceptable to the relevant Issuing Lender), the German Borrower.

“Foreign Borrower Joinder Amendment”: an amendment, substantially in the form of Exhibit M hereto, pursuant to which a Subsidiary may become a Foreign Borrower hereunder.

“Foreign Borrower Opinion”: with respect to any Foreign Borrower, a legal opinion of counsel to such Foreign Borrower addressed to the Administrative Agents and the Lenders covering matters of the type opined on as of the Closing Date with respect to the Borrower and the German Borrower, with such assumptions, qualifications and deviations therefrom as the Administrative Agent shall approve or reasonably request (such approval not to be unreasonably withheld).

“Foreign Factoring Transactions” means transactions (other than pursuant to (a) any Qualified Securitization Financing or (b) a transaction described in Section 7.5(g)) for the sale or discounting of (i) Securitization Assets of a Foreign Subsidiary and/or (ii) letters of credit the beneficiary of which is a Foreign Subsidiary.

“Foreign Plan”: any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Forward Purchase Agreement”: the Forward Purchase Agreement for the Acquisition of the Class A Share in DBT Holdings GmbH, dated December 16, 2006, by and between HMS Hamburg Trust GmbH, Bucyrus Holdings GmbH and RAG Coal International Aktiengesellschaft, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“German Agent”: as defined in the preamble hereto.

“German Borrower”: as set forth in on Schedule 1.1(c).

“German Funding Office”: the office specified from time to time by the German Agent as its funding office by notice to the German Borrower, the Administrative Agent and the Lenders.

“German Issuing Lender”: any German Revolving Credit Lender (or Affiliate thereof) from time to time designated by the Borrower or the German Borrower as a German Issuing Lender with the consent of such German Revolving Credit Lender (or Affiliate, as the case may be) and the Administrative Agent.

“German L/C Commitment”: an amount up to €65,000,000.

“German L/C Obligations”: at any time, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding German Letters of Credit and (b) the aggregate amount of drawings under the German Letters of Credit that have not then been reimbursed pursuant to Section 3C.5.

“German L/C Participants”: with respect to any German Letter of Credit, the collective reference to the German Revolving Credit Lenders other than the German Issuing Lender that issued such German Letter of Credit.

“German Lenders”: each of (i) the German Issuing Lenders, (ii) the German Revolving Credit Lenders, and (iii) the German Swing Line Lender.

“German Letters of Credit”: the letters of credit and Bank Guarantees issued for the account of the German Borrower on and after the Restatement Effective Date pursuant to Section 3C.

“German Party”: as defined in Section 7.15(a) hereto.

“German Payment Office”: the office specified from time to time by the German Agent as its payment office by notice to the German Borrower and the German Revolving Credit Lenders.

“German Revolving Credit Commitment”: as to any German Revolving Credit Lender, the obligation of such Lender, if any, to make German Revolving Credit Loans and participate in German Swing Line Loans and German Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “German Revolving Credit Commitment” opposite such Lender’s name in the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The Total German Revolving Credit Commitments on the Restatement Effective Date are €65,000,000.

“German Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“German Revolving Credit Lender”: each Lender that has a German Revolving Credit Commitment or that is the holder of German Revolving Credit Loans, including the German Issuing Lender and the German Agent.

“German Revolving Credit Loans”: as defined in Section 2.4(e).

“German Revolving Credit Percentage”: as to any German Revolving Credit Lender at any time, the percentage which such Lender’s German Revolving Credit Commitment then constitutes of the Total German Revolving Credit Commitments (or, at any time after the German Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s German Revolving Extensions of Credit then outstanding constitutes of the amount of the Total German Revolving Extensions of Credit then outstanding).

“German Revolving Extensions of Credit”: as to any German Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all German Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s German Revolving Credit Percentage of the German L/C Obligations then outstanding and (c) such Lender’s German Revolving Credit Percentage of the German Swing Line Loans then outstanding.

“German Swing Line Commitment”: the obligation of the German Swing Line Lender to make German Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed €10,000,000.

“German Swing Line Lender”: each Lender that has a German Swing Line Commitment or that is a holder of German Swing Line Loans.

“German Swing Line Loans”: as defined in Section 2.6(e).

“German Swing Line Participation Amount”: as defined in Section 2.7(m).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by the Borrower and each Subsidiary Guarantor on the Closing Date, substantially in the form of Exhibit A, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: as defined in the Guarantee and Collateral Agreement.

“Hedge Agreements”: all interest rate or currency swaps (including the swap transaction entered into between LBSF and the Borrower pursuant to the Trade Confirmation dated March 15, 2007), caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Restricted Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Immaterial Subsidiary”: any Restricted Subsidiary of the Borrower from time to time designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” which has assets with a book value equal to or less than 5% of the book value of the Borrower and its Restricted Subsidiaries and annual revenues equal to or less than 5% of the annual revenues of the Borrower and its Restricted Subsidiaries; provided that all entities so designated as Immaterial Subsidiaries may not have at any time, in the aggregate, assets with a book value exceeding 5% of the book value of the Borrower and its Restricted Subsidiaries or annual revenues exceeding 5% of annual revenues of the Borrower and its Restricted Subsidiaries. All of the Immaterial Subsidiaries as of the Closing Date are listed on Schedule 4.15 and designated thereon as “Immaterial Subsidiaries”.

“Incremental Amendment”: as defined in Section 2.25(b).

“Incremental Term Loan Facility”: a term loan facility established pursuant to Section 2.25.

“Incremental Term Loan Percentage”: as to any Lender with respect to any Incremental Term Loan Facility, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans under such Incremental Term Loan Facility then outstanding consists of the aggregate principal amount of all Incremental Term Loans made under such Incremental Term Loan Facility.

“Incremental Term Loans”: as defined in Section 2.25(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Stock of such Person, (h) all obligations of such Person in respect of any Securitization Financing or any Foreign Factoring Transactions, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above; (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (k) all obligations of such Person with respect to Attributable Indebtedness, and (l) all obligations of such Person in respect of Hedge Agreements.

“Indebtedness for Borrowed Money”: Indebtedness described in clauses (a), (b), (c), (e), (g) and (h) of the definition of “Indebtedness” set forth in this Agreement.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan and Eurocurrency Loan bearing interest based on the Eurocurrency Overnight Rate, the first day of each April, July, October and January to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan (unless all Revolving Credit Loans are being repaid in full and the Revolving Credit Commitments terminated) and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurocurrency Loan other than a Eurocurrency Loan bearing interest at the Eurocurrency Overnight Rate, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three, six, or if available to all relevant Lenders, nine or twelve, months thereafter, as selected by the Borrower or any Foreign Borrower, as applicable, in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three, six, or if available to all relevant Lenders, nine or twelve, months thereafter, as selected by the Borrower or any Foreign Borrower, as applicable, by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)          any Interest Period that would otherwise extend beyond (i) the Revolving Credit Termination Date, or (ii) the date final payment is due on the Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(c)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Notwithstanding the foregoing, if acceptable to the Administrative Agent and requested by the Borrower, an Interest Period may be a period of less than one month.

“Investments”: as defined in Section 7.8. The amount of any Investment by any Loan Party on any date of determination shall be the initial amount of such Investment when made, less all cash returns of principal or capital thereon, cash dividends thereon and all other cash returns, in each case, received by any Loan Party.

“Issuing Lender”: each of (i) the Dollar Issuing Lender, (ii) the Multicurrency Issuing Lender and (iii) the German Issuing Lender.

“Judgment Currency”: as defined in Section 10.19.

“LBSF”: Lehman Brothers Special Financing Inc., an affiliate of the Administrative Agent.

“L/C Fee Payment Date”: the first day of each April, July, October and January and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: each of (i) the Dollar L/C Obligations, (ii) the Multicurrency L/C Obligations and (iii) the German L/C Obligations.

“L/C Reserve Account”: as defined in Section 11.2(a).

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, or otherwise acceptable to the Administrative Agent, to be executed and delivered by such Lender on the Closing Date, or the Restatement Effective Date as provided in Section 10.17.

“Lenders”: as defined in the preamble hereto and specifically including each Issuing Lender.

“Letters of Credit”: each of (i) the Dollar Letters of Credit, (ii) the Multicurrency Letters of Credit and (iii) the German Letters of Credit.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document (other than each Foreign Borrower).

“Local Facilities” means loans made available to any Foreign Subsidiary in the country in which such Foreign Subsidiary is incorporated or operates.

“Majority Facility Lenders”: with respect to (i) the Term Loan Facilities, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under the Term Loan Facilities (ii) the Dollar Revolving Credit Facility, the holders of more than 50% the Total Dollar Revolving Credit Commitments then in effect, or, if the Dollar Revolving Credit Commitments have been terminated, the Total Dollar Revolving Extensions of Credit then outstanding, (iii) the Multicurrency Revolving Credit Facility, the holders of more than 50% of the Total Multicurrency Revolving Commitments then in effect, or, if the Multicurrency Revolving Credit Commitments have been terminated, the Total Multicurrency Revolving Extensions of Credit then outstanding, and (iv) the German Revolving Credit Facilities, the holders of more than 50% of the Total German Revolving Credit Commitments then in effect or, if the German Revolving Credit Commitments have been terminated, the Total German Revolving Extensions of Credit then outstanding.

“Material Adverse Effect”: a material adverse effect on (a) the financial condition, operations, assets, business of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties taken as a whole to pay the Obligations in accordance with the terms thereof, or (c) the rights and remedies available to Lenders under the Loan Documents.

“Material Indebtedness”: Indebtedness (other than the Loans) of the Borrower or any Restricted Subsidiary in aggregate principal amount not exceeding $35,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Mortgaged Properties”: the real properties and leasehold estates listed on Schedule 1.1(b), as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Multicurrency Issuing Lender”: LaSalle Bank National Association and any Multicurrency Revolving Credit Lender (or any Affiliate thereof) from time to time designated by the Borrower as a Multicurrency Issuing Lender with the consent of such Multicurrency Revolving Credit Lender (or its Affiliate, as applicable) and the Administrative Agent.

“Multicurrency L/C Commitment”: an amount up to $285,000,000.

“Multicurrency L/C Obligations”: at any time, an amount equal to the sum of (a) the Effective Amount of any undrawn and unexpired Multicurrency Letters of Credit and (b) the Effective Amount of drawings under Multicurrency Letters of Credit that have not then been reimbursed pursuant to Section 3B.5.

“Multicurrency L/C Participants”: with respect to any Multicurrency Letter of Credit, the collective reference to all the Multicurrency Revolving Credit Lenders other than the Multicurrency Issuing Lender that issued such Multicurrency Letter of Credit.

“Multicurrency Lender”: each Multicurrency Issuing Lender and Multicurrency Revolving Credit Lender.

“Multicurrency Letter of Credit”: the letters of credit and Bank Guaranties issued on and after the Closing Date pursuant to Section 3B.

“Multicurrency Revolving Credit Commitment”: as to any Revolving Credit Lender, the obligation of such Lender, if any, to make Multicurrency Revolving Credit Loans and participate in Multicurrency Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Multicurrency Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Total Multicurrency Revolving Credit Commitments on the Restatement Effective Date is $285,000,000.

“Multicurrency Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Multicurrency Revolving Credit Lender”: each Lender that has a Multicurrency Revolving Commitment or holds Multicurrency Revolving Extensions of Credit.

“Multicurrency Revolving Credit Loans”: as defined in Section 2.4(c).

“Multicurrency Revolving Credit Percentage”: as to any Multicurrency Revolving Credit Lender at any time, the percentage which such Lender’s Multicurrency Revolving Credit Commitment then constitutes of the Total Multicurrency Revolving Credit Commitments (or, at any time after the Multicurrency Revolving Credit Commitments shall have expired or terminated, the percentage which the Effective Amount of such Lender’s Multicurrency Revolving Extensions of Credit then outstanding constitutes the Effective Amount of the Total Multicurrency Revolving Extensions of Credit then outstanding).

“Multicurrency Revolving Extensions of Credit”: as to any Multicurrency Revolving Credit Lender at any time, an amount equal to the sum of (a) the Effective Amount of all Multicurrency Revolving Credit Loans then outstanding to such Lender, (b) such Lender’s Multicurrency Revolving Credit Percentage of the Multicurrency L/C Obligations then outstanding and (c) such Lender’s Multicurrency Revolving Credit Percentage of the aggregate principal amount of Euro Swing Line Loans then outstanding.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, all proceeds thereof to the extent exceeding $10,000,000 in any calendar year (calculated without regard to the proviso in the definition of Asset Sale or Recovery Event) received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) net of (i) expenses, (including customary attorneys’ fees, accountants’ fees, and investment banking fees) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) solely in connection with any such Asset Sale, any reserve established in accordance with GAAP, provided that any such reserved amount shall be Net Cash Proceeds to the extent and at the time such reserve is no longer required in accordance with GAAP, and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on the Loans and the Reimbursement Obligations (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any Foreign Borrower or any other Loan Party whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower or any Foreign Borrower to the Administrative Agent, or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the Arranger, to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (x) obligations of the Borrower or any Restricted Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Original Credit Agreement”: as defined in the preamble.

“Original Lenders”: as defined in the preamble.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(b).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permits”: the collective reference to (a) Environmental Permits, and (b) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, and rights of way.

“Permitted Acquisitions”: as defined in Section 7.8(h).

“Permitted Liens”: the collective reference to (a) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (b) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.

“Permitted Perfection Exception”: the Loan Parties will not be required to take any action to perfect the Lien of the Administrative Agent on (a) personal property subject to a certificate of title act under which a security interest may be perfected only by notation on the certificate of title including, without limitation, vehicles, vessels, railcars and aircraft, (b) personal property consisting of Deposit Accounts or any other Collateral for which “control” as used in any relevant section of the Uniform Commercial Code is required for perfection unless “control” is required to be granted therein under Section 5.2(e) of the Guarantee and Collateral Agreement, (c) Deposit Accounts used for disbursement of payroll, payroll taxes or other employee wage or benefit payments, (d) assets of any Loan Party located outside of the United States or the perfection over which is governed by the laws of any Governmental Authority located outside the United States, (e) letter of credit rights and (f) to the extent fixtures exist at real property which is not required by the Loan Documents to be subject to a Mortgage, such fixtures.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon, (b)  such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c)  at the time thereof, no Event of Default shall have occurred and be continuing, (d)  such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended (or a Person the could have incurred the Indebtedness being so refinanced).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Pro Forma Basis” means, (a) with respect to the calculation of pro forma Consolidated EBITDA of an Acquired Person and for any other purpose relating to an Acquired Person, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such acquisition, and (iii) all income and expense associated with the Acquired Person (other than the fees, costs and expenses associated with the consummation of such acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Borrower over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the calculation of pro forma Consolidated EBITDA for any purpose relating to asset Disposed of and for any other purpose relating to a Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Disposition shall be deemed to have been prepaid as of the first day of the applicable period, and (ii) all income and expense (other than such expenses as the Borrower, in good faith, estimates will not be reduced or eliminated as a consequence of such Disposition) associated with the assets or entity disposed of in connection with such Disposition shall be deemed to have been eliminated as of the first day of the applicable period and (c) with respect to pro forma calculations for any purpose relating to an incurrence of Indebtedness, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with the assets or entity acquired in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Borrower over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means with respect to any acquisition, the amount of factually supportable and identifiable pro forma cost savings which are (i) directly attributable to operational efficiencies expected to be created by Borrower with respect to such acquisition and (ii) expected to have a continuing impact and which cost savings can be reasonably computed (based on the four (4) fiscal quarters immediately preceding the date of such proposed acquisition).

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Indebtedness”: senior or subordinated unsecured notes, including convertible notes, of the Borrower or any of its Subsidiaries issued pursuant to a public offering or pursuant to an offering in reliance on Section 4(2) and Rule 144A and/or Regulation S under the Securities Act of 1933, as amended.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, LBSF and any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Qualified Securitization Financing”: any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) the cash portion of the initial purchase price paid by the Securitization Subsidiary at closing for the Securitization Assets is at least 75% of the Fair Market Value of the Securitization Assets at such time, (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings, (e) the proceeds to the Borrower or any Loan Party, net of expenses of the Securitization Financing from the sale of Securitization Assets are subject to the provisions of Section 2.12(b) and (f) the Seller’s Retained Interest and all proceeds thereof shall constitute Collateral hereunder and all necessary steps to perfect a security interest in such Seller’s Retained Interest in the Collateral Agent are taken by the Borrower.

“Real Estate”: All real property held or used by the Borrower or its Restricted Subsidiaries, which the Borrower or the relevant Restricted Subsidiary owns in fee or in which it holds a leasehold interest as a tenant.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries provided such settlement or payment is in excess of $10,000,000.

“Refinanced Term Loans”: as defined in Section 10.1(a).

“Refunded Dollar Swing Line Loans”: as defined in Section 2.7(b).

“Refunded Euro Swing Line Loans”: as defined in Section 2.7(g).

“Refunded German Swing Line Loans”: as defined in Section 2.7(l).

“Register”: as defined in Section 10.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: (a) the obligations of the Borrower to reimburse each Dollar Issuing Lender pursuant to Section 3A.5 for amounts drawn under Dollar Letters of Credit issued by such Dollar Issuing Lender, (b) the obligations of the Borrower or any Foreign Borrower to reimburse each Multicurrency Issuing Lender pursuant to Section 3B.5 for amounts drawn under Multicurrency Letters of Credit issued by such Multicurrency Issuing Lender and (c) the obligations of the German Borrower to reimburse each German Issuing Lender pursuant to Section 3C.5 for amounts drawn under German Letters of Credit issued by such German Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its or such Subsidiary’s business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s or its Subsidiaries’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event, except such date shall be extended to the date occurring one-year and 180 days after such Reinvestment Event to the extent the relevant Reinvestment Deferred Amount is contractually committed to be expended within such initial one year period and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s or its Subsidiaries’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (a) invests in commercial loans and (b) is managed or advised by the same investment advisor (or an Affiliate of such investment advisor) as such Lender, by such Lender or an Affiliate of such Lender.

“Relevant Restrictive Covenants”: as defined in Section 7.15(a).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived pursuant to regulations issued thereunder.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of: (i) the aggregate unpaid principal amount of the Term Loans then outstanding , (ii) the Total Dollar Revolving Credit Commitments then in effect or, if the Dollar Revolving Credit Commitments have been terminated, the Total Dollar Revolving Extensions of Credit then outstanding, (iii) the Total Multicurrency Revolving Credit Commitments then in effect or, if the Multicurrency Revolving Credit Commitments have been terminated the Total Multicurrency Revolving Extensions of Credit then outstanding and (iv) the Total German Revolving Credit Commitments then in effect or, if the German Revolving Credit Commitments have been terminated, the Total German Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, chief operating officer, chief accounting officer, president, chief financial officer or treasurer of such Person, but in any event, with respect to financial matters, the chief accounting officer, the chief financial officer or treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restatement Effective Date”: May 25, 2007.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Credit Commitment”: each of (i) the Dollar Revolving Credit Commitment, (ii) Multicurrency Revolving Credit Commitment and (iii) German Revolving Credit Commitment.

“Revolving Credit Commitment Increase”: as defined in Section 2.25(a).

“Revolving Credit Commitment Increase Lender”: as defined in Section 2.25(c).

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: each of the (i) Dollar Revolving Credit Facility, (ii) the Multicurrency Revolving Credit Facility, and (iii) the German Revolving Credit Facility.

“Revolving Credit Lender”: each of the (i) Dollar Revolving Credit Lenders, (ii) the Multicurrency Revolving Credit Lenders, and (iii) the German Revolving Credit Lenders.

“Revolving Credit Loans”: collectively, the Dollar Revolving Credit Loans, the German Revolving Credit Loans, and the Multicurrency Revolving Credit Loans.

“Revolving Credit Note”: as defined in Section 2.8(h).

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes the amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”: May 4, 2012, or, with respect to any Revolving Credit Facility if earlier, the date on which the Revolving Credit Commitments in respect of such Revolving Credit Facility are terminated in full pursuant to Sections 2.10 or 2.8 hereof.

“Revolving Extensions of Credit”: each of (i) the Dollar Revolving Extensions of Credit, (ii) the Multicurrency Revolving Extensions of Credit, and (iii) the German Revolving Extensions of Credit.

“Sale and Leaseback Transaction”: as defined in Section 7.12.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securitization Assets”: means any accounts receivable owed to the Borrower or any Restricted Subsidiaries (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Restricted Subsidiary to a Securitization Subsidiary.

“Securitization Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing”: means any transaction or series of transactions entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary, as the case may be, sells, conveys, contributes, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets (i) with cash, (ii) the issuance to the Borrower or such Restricted Subsidiary of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, or (iii) with proceeds from the sale, pledge or collection of Securitization Assets.

“Securitization Repurchase Obligation”: any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary”: a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary of the Borrower makes an Investment and to which the Borrower or any Restricted Subsidiary of the Borrower transfers, contributes, sells, conveys or grants a security interest in Securitization Assets) that engages in no activities other than in connection with the acquisition and/or financing of Securitization Assets of the Borrower or its Restricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Restricted Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Restricted Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset (other than Securitization Assets) of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent and (c) to which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any Intellectual Property security agreements or control agreements required to be delivered pursuant to the Guarantee and Collateral Agreement or any other Loan Document and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the Obligations of the Borrower and the other Loan Parties.

“Seller’s Retained Interest” means the debt or equity interests held by the Borrower or any Restricted Subsidiary in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which the Borrower or any Restricted Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Significant Subsidiary”: any Subsidiary of the Borrower from time to time which has assets with a book value equal to or more than 10% of the book value of the Borrower and its Restricted Subsidiaries or annual revenues equal to or more than 10% of the annual revenues of the Borrower and its Restricted Subsidiaries.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The above shall not apply to the German Borrower or any German Party. With respect to the German Borrower or any German Party, “Solvent” shall mean the absence of causes of insolvency (Nichtvorliegen von Insolvenzgründen) stated in sections 17, 18 and 19 (inclusive) of the German Insolvency Act (Insolvenzordnung).

“Specified Change of Control”: a “Change of Control” , or like event, as defined in the documentation governing any Public Indebtedness.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty providing for protections against fluctuations in interest rates or currency exchange rates.

“Standard Securitization Undertakings”: representations, warranties, covenants, Securitization Repurchase Obligations and indemnities entered into by the Borrower or any Restricted Subsidiary of the Borrower which the Borrower has determined in good faith to be customary, necessary or advisable in a Securitization Financing.

“Subordinated Indebtedness”: any Indebtedness which by its terms is expressly subordinated in right of payment in respect to the payment of the Obligations (provided that no Indebtedness will be deemed to be subordinated in right of payment to the Obligations solely by virtue of being unsecured or by virtue of being secured on a junior lien basis).

“Subordinated Intercompany Note”: the Subordinated Intercompany Note, substantially in the form of Exhibit L.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, including, in the case of DBT Holdings GmbH, through the Forward Purchase Agreement and the documents executed in connection therewith. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Domestic Subsidiary of the Borrower other than any Immaterial Subsidiary or Excluded Subsidiary; provided, that (i) any Excluded Subsidiary or Immaterial Subsidiary from time to time party to the Guarantee and Collateral Agreement shall be deemed a Subsidiary Guarantor and (ii) with respect to any Domestic Subsidiary of a Foreign Subsidiary, such Domestic Subsidiary shall not be required to become a Subsidiary Guarantor if such Domestic Subsidiary was acquired in connection with the acquisition of its Foreign Subsidiary parent. Notwithstanding the foregoing, DBT America, Inc. shall become a Subsidiary Guarantor, pursuant to Section 6.14 within six months after the Closing Date.

“Swing Line Lender”: each of the (i) Dollar Swing Line Lender, (ii) the Euro Swing Line Lender, and (iii) the German Swing Line Lender.

“Swing Line Loans”: collectively, the Dollar Swing Line Loans, the Euro Swing Line Loans, and the German Swing Line Loans.

“Swing Line Note”: as defined in Section 2.8(h).

“Syndication Agent”: as defined in the preamble hereto.

“Synthetic Lease Obligations”: all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“TARGET”: Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day”: any day on which TARGET is open for the settlement of payments in euro.

“Term Loan Facilities”: the collective reference to the Tranche B Dollar Term Loan Facility, the Tranche B Euro Term Loan Facility and any Incremental Term Loan Facility.

“Term Loan Lenders”: the collective reference to the Tranche B Term Loan Lenders and the Lenders with respect to any Incremental Term Loans.

“Term Loan Percentages”: with respect to any Lender, as applicable, the Tranche B Term Loan Dollar Percentage, Tranche B Term Loan Euro Percentage or Incremental Term Loan Percentage of such Lender.

“Term Loans”: the collective reference to the Tranche B Term Loans and any Incremental Term Loans.

“Term Note”: as defined in Section 2.8(h).

“Title Insurance Company”: as defined in Section 5.1(o).

“Total Assets”: means the total amount of all assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Borrower.

“Total Dollar Revolving Credit Commitments”: at any time, the aggregate amount of the Dollar Revolving Credit Commitments then in effect.

“Total Dollar Revolving Extensions of Credit”: at any time, the aggregate amount of the Dollar Revolving Extensions of Credit of the Dollar Revolving Credit Lenders outstanding at such time.

“Total German Revolving Credit Commitments”: at any time, the aggregate amount of the German Revolving Credit Commitments then in effect.

“Total German Revolving Extensions of Credit”: at any time, the aggregate amount of the German Revolving Extensions of Credit of the German Revolving Credit Lenders outstanding at such time.

“Total Multicurrency Revolving Credit Commitments”: at any time, the aggregate amount of the Multicurrency Revolving Credit Commitments then in effect.

“Total Multicurrency Revolving Extensions of Credit”: at any time, the Effective Amount of the Multicurrency Revolving Extensions of Credit of the Multicurrency Revolving Credit Lenders outstanding at such time.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Dollar Revolving Credit Commitments, the German Revolving Credit Commitments, and the Multicurrency Revolving Credit Commitments, at such time.

“Tranche B Term Dollar Loan”: as defined in Section 2.1.

“Tranche B Term Euro Loan”: as defined in Section 2.1.

“Tranche B Term Euro Loan Lender”: each Lender that has a Tranche B Term Euro Loan Commitment or is the holder of a Tranche B Term Euro Loan.

“Tranche B Term Loan”: as defined in Section 2.1.

“Tranche B Term Loan Dollar Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan in Dollars to the Borrower hereunder on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Dollar Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Tranche B Term Dollar Loan Lender”: each Lender that has a Tranche B Term Dollar Loan Commitment or is the holder of a Tranche B Term Dollar Loan.

“Tranche B Term Loan Dollar Percentage”: as to any Tranche B Term Loan Lender at any time, the percentage which such Lender’s Tranche B Term Loan Dollar Commitment then constitutes of the aggregate Tranche B Term Loan Dollar Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans denominated in Dollars then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans denominated in Dollars then outstanding).

“Tranche B Term Loan Euro Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan in Euros to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Euro Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. As of the Restatement Effective Date, the aggregate amount of the Tranche B Term Loan Euro Commitments is €75,000,000.

“Tranche B Term Loan Euro Percentage”: as to any Tranche B Term Euro Loan Lender at any time, the percentage which such Lender’s Tranche B Term Loan Euro Commitment then constitutes of the aggregate Tranche B Term Loan Euro Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Euro Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Euro Loans then outstanding).

“Tranche B Term Loan Facility”: shall mean the Tranche B Dollar Term Loan Facility and the Tranche B Euro Term Loan Facility, collectively.

“Tranche B Term Loan Lender”: each Tranche B Term Euro Lender and each Tranche B Term Loan Dollar Lender.

“Transferee”: as defined in Section 10.14.

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed in Maastricht on February 7, 1992 and came into force on November 1, 1993).

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“UCC”: the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

“Unrestricted Subsidiary”:  (a) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.

So long as no Default has occurred and is continuing, the Borrower may designate any Restricted Subsidiary of the Borrower (other than any Foreign Borrower but, including any existing Restricted Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (ii) such designation complies with Section 7.7 and (iii) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately before and after giving effect to such designation (x) no Default shall have occurred and be continuing and (y) the Borrower could incur at least $1.00 of additional Indebtedness under Section 7.2(a), calculated on a Pro Forma Basis, and provided further that no Subsidiary may be designated as an Unrestricted Subsidiary hereunder if it guarantees or otherwise is directly or indirectly liable with respect to any Material Indebtedness of the Loan Parties.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of any applicable resolution by the board of directors giving effect to such designation and certificate by a Responsible Officer certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, as of the Closing Date, all of the Subsidiaries of the Borrower will be Restricted Subsidiaries. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

“Valuation Date” (i) the date three Business Days prior to the making or continuation of any Multicurrency Revolving Credit Loan, the issuance or continuation of any Multicurrency Letter of Credit or the conversion of any Multicurrency Revolving Credit Loan that is a Base Rate Loan to a Eurocurrency Loan and (ii) any other date designated by the Administrative Agent.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

1.2          Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Restricted Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by the Borrower or the Administrative Agent, as the case may be, or such provision amended in accordance herewith.

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          All calculations of the financial ratio set forth in Section 7.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f)           The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations.

1.3          Interrelationship with the Original Credit Agreement. (a) As stated in the preamble hereof, this Agreement is intended to amend and restate the provisions of the Original Credit Agreement and, except as expressly modified herein, all of the terms and provisions of the Original Credit Agreement and the other Loan Documents shall continue to apply for the period prior to the Restatement Effective Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to the Administrative Agent or the Original Lenders (or their assignees or replacements hereunder) to but excluding the Restatement Effective Date.

(b)          All references in any Loan Documents to (i) the “Credit Facility” or the “Credit Agreement” shall be deemed to include references to this Agreement and (ii) the “Lenders” or a “Lender” or to the “Administrative Agent” shall mean such terms as defined in this Agreement.

(c)          The Borrower, the Agents and the Lenders acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Original Credit Agreement and the other Loan Documents which remain unpaid and outstanding as of the Restatement Effective Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents; provided that no Lender hereunder which was not an Original Lender shall be liable for any obligation or indemnification of any of the Original Lenders under the Original Credit Agreement.

1.4          Confirmation of Existing Obligations. The Borrower hereby reaffirms and admits the validity and enforceability of this Agreement and the other Loan Documents and all of its obligations hereunder and thereunder and agrees and admits that, as of the Restatement

Effective Date, it has no defenses to, or offsets or counterclaims against, any of its obligations to the Secured Parties under the Loan Documents of any kind whatsoever.

SECTION 2.             AMOUNT AND TERMS OF COMMITMENTS

2.1          Term Loan Commitments. Subject to the terms and conditions hereof, each Original Tranche B Term Loan Dollar Lender severally made term loans (each, a “Tranche B Term Dollar Loan”) to the Borrower on the Closing Date in an amount for each Tranche B Term Dollar Loan Lender not to exceed an amount in Dollars equal to the amount of the Tranche B Term Loan Dollar Commitment of such Lender on the Closing Date. As of the Restatement Effective Date, after giving effect to the prepayment referred to in Section 4.16, the aggregate outstanding principal amount of Tranche B Term Dollar Loans is $400,000,000. Each Tranche B Term Loan Euro Lender severally agrees to make term loans (each, a “Tranche B Term Euro Loan”, and together with the Tranche B Term Dollar Loan, “Tranche B Term Loans”) to the Borrower on the Restatement Effective Date in an amount for each Tranche B Loan Euro Lender not to exceed an amount in Euros equal to the amount of the Tranche B Term Loan Euro Commitment of such Lender. The Tranche B Term Loans may from time to time be Eurocurrency Loans or, with respect to Tranche B Term Loans denominated in Dollars, Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2          Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Restatement Effective Date) requesting that the Tranche B Term Euro Loan Lenders make the Tranche B Euro Term Loans on the Restatement Effective Date and specifying the amount to be borrowed. The Tranche B Term Loans made on the Closing Date were initially Eurocurrency Loans with an Interest Period of one month and such Interest Period with respect to such Tranche B Term Dollar Loans remains in effect on the date hereof. The Tranche B Term Euro Loans made on the Restatement Effective Date shall initially be Eurocurrency Loans with an Interest Period of one month. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Restatement Effective Date each Term Loan Lender with a Tranche B Term Loan Euro Commitment shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3          Repayment of Term Loans. (a)  The Tranche B Term Loan of each Tranche B Term Loan Lender denominated in Dollars shall mature in 28 consecutive quarterly installments, commencing on October 1, 2007, each of which shall be in an amount equal to such Lender’s Tranche B Term Loan Dollar Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
October 1, 2007	$1,000,000
January 1, 2008	$1,000,000
April 1, 2008	$1,000,000
July 1, 2008	$1,000,000
October 1, 2008	$1,000,000
January 1, 2009	$1,000,000
April 1, 2009	$1,000,000
July 1, 2009	$1,000,000
October 1, 2009	$1,000,000
January 1, 2010	$1,000,000
April 1, 2010	$1,000,000
July 1, 2010	$1,000,000
October 1, 2010	$1,000,000
January 1, 2011	$1,000,000
April 1, 2011	$1,000,000
July 1, 2011	$1,000,000
October 1, 2011	$1,000,000
January 1, 2012	$1,000,000
April 1, 2012	$1,000,000
July 1, 2012	$1,000,000
October 1, 2012	$1,000,000
January 1, 2013	$1,000,000
April 1, 2013	$1,000,000
July 1, 2013	$1,000,000
October 1, 2013	$1,000,000
January 1, 2014	$1,000,000
April 1, 2014	$1,000,000
May 4, 2014	$373,000,000, or the remainder

Notwithstanding the foregoing, if the aggregate principal amount of Tranche B

Term Loans denominated in Dollars outstanding on the Restatement Effective Date after giving effect to the prepayment described in Section 4.16 is less than the aggregate amount of the Tranche B Term Loan Dollar Commitments, the amount of each relevant principal installment set forth in paragraph (a) above, respectively, shall be proportionally reduced to reflect such lesser amount so borrowed.

(b)          The Tranche B Term Loan of each Tranche B Term Loan Lender denominated in Euros shall mature in 28 consecutive quarterly installments, commencing on October 1, 2007, each of which shall be in an amount equal to such Lender’s Tranche B Term Loan Euro Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
October 1, 2007	€187,500
January 1, 2008	€187,500
April 1, 2008	€187,500
July 1, 2008	€187,500
October 1, 2008	€187,500
January 1, 2009	€187,500
April 1, 2009	€187,500
July 1, 2009	€187,500
October 1, 2009	€187,500
January 1, 2010	€187,500
April 1, 2010	€187,500
July 1, 2010	€187,500
October 1, 2010	€187,500
January 1, 2011	€187,500
April 1, 2011	€187,500
July 1, 2011	€187,500
October 1, 2011	€187,500
January 1, 2012	€187,500
April 1, 2012	€187,500
July 1, 2012	€187,500
October 1, 2012	€187,500
January 1, 2013	€187,500
April 1, 2013	€187,500
July 1, 2013	€187,500
October 1, 2013	€187,500
January 1, 2014	€187,500
April 1, 2014	€187,500
May 4, 2014	€69,937,500, or the remainder

Notwithstanding the foregoing, if the aggregate principal amount of Tranche B Term Loans denominated in Euros made on the Restatement Effective Date is less than the aggregate amount of the Tranche B Term Euro Loan Commitments, the amount of each relevant principal installment set forth in paragraph (b) above, respectively, shall be proportionally reduced to reflect such lesser amount so borrowed.

2.4          Revolving Credit Commitments. (a)  Subject to the terms and conditions hereof, the Dollar Revolving Credit Lenders severally agree to make revolving credit loans denominated in Dollars (“Dollar Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Dollar Revolving Credit Lender which, when added to such Lender’s Dollar Revolving Credit Percentage of the sum of (i) the Dollar L/C Obligations then outstanding and (ii) the aggregate Effective Amount of the Dollar Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Dollar Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Dollar Revolving Credit Commitments by borrowing, prepaying the Dollar Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Revolving Credit Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Dollar Revolving Credit Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b)          The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

(c)          Subject to the terms and conditions hereof the Multicurrency Revolving Credit Lenders severally agree to make revolving credit loans denominated in Dollars, Euros or any Available Foreign Currency (“Multicurrency Revolving Credit Loans”) to the Borrower or any Foreign Borrower from time to time during the Revolving Credit Commitment Period in an Effective Amount at any one time outstanding for each Multicurrency Revolving Credit Lender which, when added to such Lender’s Multicurrency Revolving Credit Percentage of the sum of (i) the Multicurrency L/C Obligations then outstanding and (ii) the aggregate principal amount of the Euro Swingline Loans then outstanding, does not exceed the amount of such Lender’s Multicurrency Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower or any Foreign Borrower may use the Multicurrency Revolving Credit Commitments by borrowing, prepaying the Multicurrency Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Multicurrency Revolving Credit Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower or the applicable Foreign Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Multicurrency Revolving Credit Loan shall be made as a Eurocurrency Loan (other than a Loan based on the Eurocurrency Overnight Rate) after the day that is one month prior to the Revolving Credit Termination Date.

(d)          The Borrower and each applicable Foreign Borrower shall repay all Multicurrency Revolving Credit Loans on the Revolving Credit Termination Date.

(e)          Subject to the terms and conditions hereof, on and after the Restatement Effective Date, the German Revolving Credit Lenders severally agree to make revolving credit loans denominated in Euros (“German Revolving Credit Loans”) to the German Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each German Revolving Credit Lender which, when added to such Lender’s German Revolving Credit Percentage of the sum of (i) German L/C Obligations then outstanding and (ii) the aggregate principal amount of the German Swing Line Loans then outstanding, does not exceed the amount of such Lender’s German Revolving Credit Commitment. On and after the Restatement Effective Date, during the Revolving Credit Commitment Period, the German Borrower may use the German Revolving Credit Commitments by borrowing, prepaying (in whole or in part), and reborrowing, the German Revolving Credit Loans, all in accordance with the terms and conditions hereof. The German Revolving Credit Loans may be made from time to time by way of Eurocurrency Loans in Euros only, as determined by the German Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(f)           The German Borrower shall repay all outstanding German Revolving Credit Loans on the Revolving Credit Termination Date.

2.5          Procedure for Revolving Credit Borrowing. (a)  The Borrower may borrow under the Dollar Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, in each case, or such later time as is acceptable to the Administrative Agent). Any Dollar Revolving Credit Loans made on the Closing Date were initially Eurocurrency Loans with an Interest Period of one month and such Interest Period with respect to such Loans shall remain in effect on the Restatement Effective Date. Each borrowing of Dollar Revolving Credit Loans under the Dollar Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Dollar Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Dollar Revolving Credit Commitments in other amounts pursuant to Section 2.7(a). Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each

Dollar Revolving Credit Lender thereof. Each Dollar Revolving Credit Lender will make its Dollar Revolving Credit Percentage of the amount of each borrowing of Dollar Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

(b)          The Borrower or any Foreign Borrower may borrow under the Multicurrency Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower or such Foreign Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to, (i) in the case of the Borrower, 12:00 Noon, New York City time or (ii) in the case of any Foreign Borrower, the time specified for such notices in the Administrative Schedule, (1) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (2) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, in each case, or such later time as is acceptable to the Administrative Agent. Any Multicurrency Revolving Credit Loans made on the Closing Date were initially Eurocurrency Loans with an Interest Period of one month and such Interest Period with respect to such Loans shall remain in effect on the Restatement Effective Date. Each borrowing of Multicurrency Revolving Credit Loans under the Multicurrency Revolving Credit Commitments shall be in an amount equal to (w) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000 such lesser amount), (x) in the case of Eurocurrency Loans denominated in Dollars, $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) in the case of Eurocurrency Loans denominated in Euros, €5,000,000 or a whole multiple of €1,000,000 in excess thereof and (z) in the case of Multicurrency Revolving Credit Loans, the nearest round number chosen by the Administrative Agent the Dollar Equivalent of which is approximately $5,000,000 or a whole multiple of the nearest round number chosen by the Administrative Agent the Dollar Equivalent of which is approximately $1,000,000 in excess thereof; provided that the Euro Swing Line Lender may request, on behalf of the Borrower, borrowings under the Multicurrency Revolving Credit Commitments in other amounts pursuant to Section 2.7(e). Upon receipt of any such Borrowing Notice from the Borrower or any Foreign Borrower, as applicable, the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender thereof. Each Multicurrency Revolving Credit Lender will make its Multicurrency Revolving Credit Percentage of the amount of each borrowing of Multicurrency Revolving Credit Loans available to the Administrative Agent for the account of the Borrower or such Foreign Borrower, as applicable at the applicable Funding Office prior to (a) in the case of the Borrower, 12:00 Noon, New York city time or (b) in the case of any Foreign Borrower, the time specified for such notices in the Administrative Schedule), on the Borrowing Date requested by the Borrower or such Foreign Borrower, as applicable, in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower or such Foreign Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

(c)          The German Borrower may borrow under the German Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided,

that the German Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, Frankfurt time three Business Days prior to the requested Borrowing Date for Eurocurrency Loans. Each borrowing of German Revolving Credit Loans under the German Revolving Credit Commitments shall be in an amount equal to €5,000,000 or a whole multiple of €1,000,000 in excess thereof (or, if the then aggregate Available German Revolving Credit Commitments are less than €1,000,000, such lesser amount); provided, that the German Swing Line Lender may request, on behalf of the German Borrower, borrowings under the German Revolving Credit Commitments in other amounts pursuant to Section 2.7(l). Upon receipt of any such Borrowing Notice from the German Borrower, the Administrative Agent shall promptly notify each German Revolving Credit Lender thereof. Each German Revolving Credit Lender will make its German Revolving Credit Percentage of the amount of each borrowing of German Revolving Credit Loans available to the Administrative Agent for the account of the German Borrower at the German Funding Office prior to 12:00 Noon, Frankfurt time, on the Borrowing Date requested by the German Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the German Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

(d)          Each Foreign Borrower hereby designates the Borrower as its representative and agent on its behalf for the purposes of issuing Borrowing Notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of each Foreign Borrower under the Loan Documents. Each Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower as a notice or communication from any Foreign Borrower and the Borrower. Each warranty, covenant, agreement and undertaking made on its behalf by the Borrower shall be deemed for all purposes to have been made by each Foreign Borrower and shall be binding upon and enforceable against each Foreign Borrower to the same extent as it if the same had been made directly by any Foreign Borrower.

2.6          Swing Line Commitment. (a)  Subject to the terms and conditions hereof, the Dollar Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans denominated in Dollars (“Dollar Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Dollar Revolving Credit Commitments; provided, that (i) the aggregate principal amount of Dollar Swing Line Loans outstanding at any time shall not exceed the Dollar Swing Line Commitment then in effect (notwithstanding that the Dollar Swing Line Loans outstanding at any time, when aggregated with the Dollar Swing Line Lender’s other outstanding Dollar Revolving Credit Loans hereunder, may exceed the Dollar Swing Line Commitment then in effect or the Dollar Swing Line Lender’s Dollar Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Dollar Swing Line Lender shall not make, any Dollar Swing Line Loan if, after giving effect to the making of such Dollar Swing Line Loan, the aggregate amount of the Available Dollar Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Dollar Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Dollar Swing Line Loans shall be Base Rate Loans only.

(b)          The Borrower shall repay all outstanding Dollar Swing Line Loans on the Revolving Credit Termination Date.

(c)          Subject to the terms and conditions hereof, the Euro Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans denominated in Euros (“Euro Swing Line Loans”) a portion of the credit otherwise available to the Borrower or each Foreign Borrower under the Multicurrency Revolving Credit Commitments; provided, that (i) the aggregate principal amount of Euro Swing Line Loans outstanding at any time shall not exceed the Euro Swing Line Commitment then in effect (notwithstanding that the Euro Swing Line Loans outstanding at any time, when aggregated with the Euro Swing Line Lender’s other outstanding Multicurrency Revolving Credit Loans hereunder, may exceed the Euro Swing Line Commitment then in effect or the Euro Swing Line Lender’s Multicurrency Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Euro Swing Line Lender shall not make, any Euro Swing Line Loan if, after giving effect to the making of such Euro Swing Line Loan, the aggregate amount of the Available Multicurrency Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Euro Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Euro Swing Line Loans shall be Eurocurrency Loans; provided that the initial Interest Period with respect thereto shall not commence until three Business Days after the date on which such Euro Swing Line Loans were requested and until the commencement of such initial Interest Period, such Euro Swing Line Loans shall bear interest at the Eurocurrency Overnight Rate.

(d)          the Borrower shall repay all outstanding Euro Swing Line Loans on the Revolving Credit Termination Date.

(e)          Subject to the terms and conditions hereof, the German Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the German Borrower in the form of swing line loans (“German Swing Line Loans”) a portion of the credit otherwise available to the German Borrower under the German Revolving Credit Commitments; provided, that (i) the aggregate principal amount of German Swing Line Loans outstanding at any time shall not exceed the German Swing Line Commitment then in effect (notwithstanding that the German Swing Line Loans outstanding at any time, when aggregated with the German Swing Line Lender’s other outstanding German Revolving Credit Loans hereunder, may exceed the German Swing Line Commitment then in effect or such German Swing Line Lender’s German Revolving Credit Commitment then in effect) and (ii) the German Borrower shall not request, and the German Swing Line Lender shall not make, any German Swing Line Loan if, after giving effect to the making of such German Swing Line Loan, the aggregate amount of the Available German Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the German Borrower may use the German Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. German Swing Line Loans shall be Eurocurrency Loans; provided that the initial Interest Period with respect thereto shall not commence until three Business Days after the date on which such German Swing Line Loans were requested and until the commencement of such initial Interest Period, such German Swing Line Loans shall bear interest at the Eurocurrency Overnight Rate.

(f)           the German Borrower shall repay all outstanding German Swing Line Loans on the Revolving Credit Termination Date.

2.7          Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a)  The Borrower may borrow under the Dollar Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Dollar Swing Line Lender irrevocable written notice (which written notice must be received by the Dollar Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date, or such later time as is acceptable to the Dollar Swing Line Lender), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Dollar Swing Line Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the Borrowing Notice in respect of any Dollar Swing Line Loan, the Dollar Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Dollar Swing Line Loan. The Administrative Agent shall make the proceeds of such Dollar Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

(b)          The Dollar Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Dollar Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Dollar Swing Line Lender no later than 12:00 Noon, New York City time, request each Dollar Revolving Credit Lender to make, and each Dollar Revolving Credit Lender hereby agrees to make, a Dollar Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Dollar Revolving Credit Lender’s Dollar Revolving Credit Percentage of the aggregate amount of the Dollar Swing Line Loans (the “Refunded Dollar Swing Line Loans”) outstanding on the date of such notice, to repay the outstanding Dollar Swing Line Loans. Each Dollar Revolving Credit Lender shall make the amount of such Dollar Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Dollar Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Dollar Swing Line Lender for application by the Dollar Swing Line Lender to the repayment of the Refunded Dollar Swing Line Loans. The Borrower irrevocably authorizes the Dollar Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Dollar Swing Line Loans to the extent amounts received from the Dollar Revolving Credit Lenders are not sufficient to repay in full such Refunded Dollar Swing Line Loans.

(c)          If prior to the time a Dollar Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall exist and be continuing with respect to the Borrower, or if for any other reason, as determined by the Dollar Swing Line Lender in its sole discretion, Dollar Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Dollar Revolving Credit Lender shall, on the date such Dollar Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Dollar Swing Line Loans by paying to the Dollar Swing Line Lender an amount (the “Dollar

Swing Line Participation Amount”) equal to (i) such Dollar Revolving Credit Lender’s Dollar Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Dollar Swing Line Loans then outstanding which were to have been repaid with such Dollar Revolving Credit Loans.

(d)          Whenever, at any time after the Dollar Swing Line Lender has received from any Dollar Revolving Credit Lender such Lender’s Dollar Swing Line Participation Amount, the Dollar Swing Line Lender receives any payment on account of the Dollar Swing Line Loans, the Dollar Swing Line Lender will distribute to such Lender its Dollar Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Dollar Swing Line Loans then due); provided, however, that in the event that such payment received by the Dollar Swing Line Lender is required to be returned, such Dollar Revolving Credit Lender will return to the Dollar Swing Line Lender any portion thereof previously distributed to it by the Dollar Swing Line Lender.

(e)          Each Dollar Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Dollar Revolving Credit Lender or the Borrower may have against the Dollar Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Dollar Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)           The Borrower and any Foreign Borrower may borrow under the Euro Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower (or such Foreign Borrower) shall give the Euro Swing Line Lender irrevocable written notice (which written notice must be received by the Euro Swing Line Lender not later than 1:00 P.M., London time, on the day of the proposed Borrowing Date, or such later time as is acceptable to the Euro Swing Line Lender), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Euro Swing Line Commitment shall be in an amount equal to €500,000 or a whole multiple of €100,000 in excess thereof. Not later than 3:00 P.M., London time, on the Borrowing Date specified in the Borrowing Notice in respect of any Euro Swing Line Loan, the Euro Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Euro Swing Line Loan. The Administrative Agent shall make the proceeds of such Euro Swing Line Loan available to the Borrower (or such Foreign Borrower) on such Borrowing Date in like funds as received by the Administrative Agent.

(g)          The Euro Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower or a Foreign Borrower, as applicable, (each of which hereby irrevocably directs the Euro Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Euro Swing Line Lender no later than 12:00 Noon, New York City time, request each Multicurrency Revolving Credit Lender to make, and each Multicurrency Revolving Credit Lender hereby agrees to make, a Euro Revolving Credit Loan in an amount equal to such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Percentage of the aggregate amount of the Euro Swing Line Loans (the “Refunded Euro Swing Line Loans”) outstanding on the date of such notice, to repay the outstanding Euro Swing Line Loans. Each Multicurrency Revolving Credit Lender shall make the amount of such Multicurrency Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Multicurrency Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Euro Swing Line Lender for application by the Euro Swing Line Lender to the repayment of the Refunded Euro Swing Line Loans. The Borrower and each Foreign Borrower irrevocably authorizes the Euro Swing Line Lender to charge the Borrower’s (or, if applicable, such Foreign Borrower’s) accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Euro Swing Line Loans to the extent amounts received from the Multicurrency Revolving Credit Lenders are not sufficient to repay in full such Refunded Euro Swing Line Loans.

(h)          If prior to the time a Multicurrency Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(g), one of the events described in Section 8(f) shall exist and be continuing with respect to the Borrower or any Foreign Borrower, or if for any other reason, as determined by the Euro Swing Line Lender in its sole discretion, Multicurrency Revolving Credit Loans may not be made as contemplated by Section 2.7(g), each Multicurrency Revolving Credit Lender shall, on the date such Multicurrency Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(g), purchase for cash an undivided participating interest in the then outstanding Euro Swing Line Loans by paying to the Euro Swing Line Lender an amount (the “Euro Swing Line Participation Amount”) equal to (i) such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Euro Swing Line Loans then outstanding which were to have been repaid with such Multicurrency Revolving Credit Loans.

(i)           Whenever, at any time after the Euro Swing Line Lender has received from any Multicurrency Revolving Credit Lender such Lender’s Euro Swing Line Participation Amount, the Euro Swing Line Lender receives any payment on account of the Euro Swing Line Loans, the Euro Swing Line Lender will distribute to such Lender its Euro Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Euro Swing Line Loans then due); provided, however, that in the event that such payment received by the Euro Swing Line Lender is required to be returned, such Multicurrency Revolving Credit Lender will return to the Euro Swing Line Lender any portion thereof previously distributed to it by the Euro Swing Line Lender.

(j)           Each Multicurrency Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(g) and to purchase participating interests pursuant to Section 2.7(h) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Multicurrency Revolving Credit Lender or the Borrower may have against the Euro Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Foreign Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Foreign Borrower, any other Loan Party or any other Multicurrency Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(k)          The German Borrower may borrow under the German Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the German Borrower shall give the German Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the German Swing Line Lender not later than 1:00 P.M., Frankfurt time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the German Swing Line Commitment shall be in an amount equal to €500,000 or a whole multiple of €100,000 in excess thereof. Not later than 3:00 P.M., Frankfurt time, on the Borrowing Date specified in the Borrowing Notice in respect of any German Swing Line Loan, the German Swing Line Lender shall make available to the Administrative Agent at the German Funding Office an amount in immediately available funds equal to the amount of such German Swing Line Loan. The Administrative Agent shall make the proceeds of such German Swing Line Loan available to the German Borrower on such Borrowing Date in like funds as received by the Administrative Agent. Notwithstanding the foregoing, the German Swing Line Loans may be borrowed pursuant to an overdraft arrangement on terms acceptable to the German Swing Line Lender.

(l)           The German Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the German Borrower (which hereby irrevocably directs the German Swing Line Lender to act on its behalf), on one Business Day’s notice given by the German Swing Line Lender to the Administrative Agent no later than 12:00 Noon, Frankfurt time, request each German Revolving Credit Lender to make, and each German Revolving Credit Lender hereby agrees to make, a German Revolving Credit Loan, in an amount equal to such German Revolving Credit Lender’s German Revolving Credit Percentage of the aggregate amount of the German Swing Line Loans (the “Refunded German Swing Line Loans”) outstanding on the date of such notice, to repay the German Swing Line Lender. Each German Revolving Credit Lender shall make the amount of such German Revolving Credit Loan available to the Administrative Agent at the German Funding Office in immediately available funds, not later than 10:00 A.M., Frankfurt time, one Business Day after the date of such notice. The proceeds of such German Revolving Credit Loans shall be made immediately available by the Administrative Agent to the German Swing Line Lender for application by the German Swing Line Lender to the repayment of the Refunded German Swing Line Loans. The German Borrower irrevocably authorizes the German Swing Line Lender to charge the German Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded German Swing Line Loans to the extent amounts received from the German Revolving Credit Lenders are not sufficient to repay in full such Refunded German Swing Line Loans.

(m)         If prior to the time a German Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(l), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the German Borrower, or if for any other reason, as determined by the German Swing Line Lender in its sole discretion, German Revolving Credit Loans may not be made as contemplated by Section 2.7(l), each German Revolving Credit Lender shall, on the date such German Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(l), purchase for cash an undivided participating interest in the then outstanding German Swing Line Loans by paying to the German Swing Line Lender an amount (the “German Swing Line Participation Amount”) equal to (i) such German Revolving Credit Lender’s German Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of German Swing Line Loans then outstanding which were to have been repaid with such German Revolving Credit Loans.

(n)          Whenever, at any time after the German Swing Line Lender has received from any German Revolving Credit Lender such Lender’s German Swing Line Participation Amount, the German Swing Line Lender receives any payment on account of the German Swing Line Loans, the German Swing Line Lender will distribute to such Lender its German Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all German Swing Line Loans then due); provided, however, that in the event that such payment received by the German Swing Line Lender is required to be returned, such German Revolving Credit Lender will return to the German Swing Line Lender any portion thereof previously distributed to it by the German Swing Line Lender.

(o)          Each German Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(l) and to purchase participating interests pursuant to Section 2.7(m) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such German Revolving Credit Lender or the German Borrower may have against the German Swing Line Lender, the German Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the German Borrower; (iv) any breach of this Agreement or any other Loan Document by the German Borrower, any other Loan Party or any other German Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8          Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Dollar Revolving Credit Lender and the Dollar Swing Line Lender and to the Administrative Agent for the account of the appropriate Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Dollar Revolving Credit Loan of such Dollar Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Dollar Swing Line Loan of such Dollar Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Tranche B Term Loan of such Tranche B Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 and, in any event, in full on May 4, 2014 (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iv) with respect to any Incremental Term Loan under an Incremental Term Loan Facility, the principal amount of each Incremental Term Loan of the relevant series of Incremental Term Loans according to the relevant repayment schedule agreed to by the Lenders of such Incremental Term Loan pursuant to Section 2.25 (or on such earlier date on which the Loans become due and payable pursuant to Section 8).

(b)          The Borrower and each Foreign Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Multicurrency Revolving Credit Lender or the Euro Swing Line Lender (i) the then unpaid amount of each Multicurrency Revolving Credit Loan of such Multicurrency Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the then unpaid principal amount of each Euro Swing Line Loan of such Euro Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8).

(c)          The German Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate German Revolving Credit Lender (i) the then unpaid principal amount of each German Revolving Credit Loan of such German Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the then unpaid principal amount of each German Swing Line Loan of such German Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8).

(d)          Each of the Borrower and each Foreign Borrower hereby further agree to pay interest on the unpaid principal amount of the Loans borrowed by the Borrower and each Foreign Borrower, as applicable, from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(e)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower and each Foreign Borrower, as applicable, to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(f)           The Administrative Agent, on behalf of the Borrower and each Foreign Borrower shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any

Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower and each Foreign Borrower, as applicable, to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Foreign Borrower and each Lender’s share thereof.

(g)          The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower and each Foreign Borrower therein recorded; provided, however, that the failure of any Lender, the Administrative Agent or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower or each Foreign Borrower, as applicable, to repay (with applicable interest) the Loans made to the Borrower any each Foreign Borrower by such Lender in accordance with the terms of this Agreement.

(h)          Each of the Borrower and each Foreign Borrower agree that, upon request to the Administrative Agent by any Lender, the Borrower or each Foreign Borrower, as applicable, will promptly execute and deliver to such Lender a promissory note of the Borrower or such Foreign Borrower evidencing any Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be of such Lender substantially in the Exhibit G-1, G-2 or G-3(a “Term Note”, “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Restatement Effective Date or the making of the Loans on the Restatement Effective Date and the obligations of the Borrower and each Foreign Borrower in respect of each Loan shall be enforceable in accordance with the Loan Documents whether or not evidenced by any Note.

2.9          Fees, etc. (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Dollar Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Dollar Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the first day of each April, July, October and January and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Closing Date.

(b)          The Borrower agrees to pay to the Administrative Agent for the account of each Multicurrency Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Multicurrency Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the first day of each April, July, October and January and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Closing Date.

(c)          The German Borrower agrees to pay to the Administrative Agent for the account of each German Revolving Credit Lender a commitment fee for the period from and including the Restatement Effective Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available German Revolving Credit Commitment of such Lender, in each case, during the period for which payment is made, payable quarterly in arrears on the first day of each April, July, October and January and on the Revolving Termination Date, commencing on the first of such dates to occur after the Restatement Effective Date.

(d)          The Borrower agrees to pay to the Arranger the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Arranger.

(e)          The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.10       Termination or Reduction of Revolving Credit Commitments. (a)  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Dollar Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Dollar Revolving Credit Commitments; provided that no such termination or reduction of Dollar Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Dollar Revolving Credit Loans and Dollar Swing Line Loans made on the effective date thereof, the Total Dollar Revolving Extensions of Credit would exceed the Total Dollar Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Dollar Revolving Credit Commitments then in effect.

(b)          The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Multicurrency Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Multicurrency Revolving Credit Commitments; provided that no such termination or reduction of Multicurrency Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Multicurrency Revolving Credit Loans made on the effective date thereof, the Total Multicurrency Revolving Extensions of Credit would exceed the Total Multicurrency Revolving Credit Commitments; provided that no such termination or reduction of Multicurrency Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Multicurrency Revolving Credit Loans and Euro Swing Line Loans made on the effective date thereof, the Total Multicurrency Revolving Extensions of Credit would exceed the Total Multicurrency Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Multicurrency Revolving Credit Commitments then in effect.

(c)          The German Borrower shall have the right, upon not less than three Business Days notice to the Administrative Agent to terminate the German Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the German Revolving Credit Commitments; provided, that no such termination or reduction of the German Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the German Revolving Credit Loans and German Swing Line Loans made on the effective date thereof, the aggregate amount of Total German Revolving Extensions of Credit would exceed the aggregate amount of Total German Revolving Credit Commitments. Any such reduction shall be in an amount equal to €1,000,000, or a whole multiple thereof, and shall reduce permanently the applicable German Revolving Credit Commitments then in effect.

2.11       Optional Prepayments. (a)  The Borrower may at any time and from time to time, prepay the Term Loans or Dollar Revolving Credit Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurocurrency Loans and at least one Business Day prior thereto in the case of Base Rate Loans (in each case, or such shorter period as is acceptable to the Administrative Agent), which notice shall specify the date and amount of such prepayment, and whether such prepayment is of Term Loans or Dollar Revolving Credit Loans, and whether such prepayment is of Eurocurrency Loans or Base Rate Loans; provided, that (i) if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) same day notice is required for prepayment of Dollar Swing Line Loans. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Dollar Revolving Credit Loans that are Base Rate Loans and Dollar Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans, or Dollar Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000, or a whole multiple thereof. Partial prepayments of Dollar Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b)          Each of the Borrower and each Foreign Borrower may at any time and from time to time prepay the Multicurrency Revolving Credit Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurocurrency Loans and at least one Business Day prior thereto in the case of Base Rate Loans (in each case, or such shorter period as is acceptable to the Administrative Agent), which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurocurrency Loans or Base Rate Loans; provided, that (i) if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower or any Foreign Borrower, as applicable, shall also pay any amounts owing pursuant to Section 2.21 and (ii) same day notice is required for the prepayment of Euro Swing Line Loans by the Borrower. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Multicurrency Revolving Credit Loans that are Base Rate Loans and Euro Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Multicurrency Revolving Credit Loans shall be in an aggregate principal amount the Dollar Equivalent of which is $1,000,000 or a whole multiple thereof. Partial prepayments of Euro Swing Line Loans by the Borrower shall be in an aggregate principal amount of €100,000 or a whole multiple thereof

(c)          The German Borrower may at any time and from time to time prepay the German Revolving Credit Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto, which notice shall specify the date and amount of such prepayment; provided, that (i) if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the German Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) no prior notice is required for the prepayment of German Swing Line Loans. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of German Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of German Revolving Credit Loans shall be in an aggregate principal amount of €1,000,000 or a whole multiple thereof. Partial prepayments of German Swing Line Loans shall be in an aggregate principal amount of €100,000 or a whole multiple thereof.

(d)          Amounts applied in connection with the prepayments made pursuant to this Section 2.11 shall be applied to the relevant Loans as provided in Section 2.18.

2.12       Mandatory Prepayments and Commitment Reductions. (a)  If any Indebtedness shall be incurred by any Loan Party or its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2 excluding Section 7.2(ii)(a)) then on the date of such incurrence, the Term Loans shall be prepaid and the Revolving Credit Loans shall be reduced (without a permanent reduction in the Revolving Credit Commitments) by an amount equal to the amount of the Net Cash Proceeds of such incurrence.

(b)          If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, the Term Loans shall be prepaid, and the Revolving Loans shall be reduced (without a permanent reduction in the Revolving Credit Commitments) by an amount equal to the amount of such Net Cash Proceeds; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Term Loans shall be prepaid and the Revolving Credit Loans shall be reduced (without a permanent reduction in the Revolving Credit Commitments) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(c)          If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid and the Revolving Credit Loans shall be reduced (without a permanent reduction in the Revolving Credit Commitments) by an amount not less than $0 equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the amount of all optional prepayments of the Term Loans during the year for which Excess Cash Flow was calculated, to the extent such prepayment was financed with internally generated cash and not with the proceeds of Indebtedness or Capital Stock. Each such prepayment and/or repayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)          (i)  The Borrower shall prepay the outstanding principal amount of the Dollar Revolving Credit Loans on any date on which the aggregate amount of such Loans, together the aggregate amount of Dollar L/C Obligations and Dollar Swing Line Loans exceeds the Total Dollar Revolving Credit Commitments, in the amount of such excess. If after giving effect to the prepayment of all outstanding Dollar Revolving Credit Loans, the aggregate amount of Dollar L/C Obligations plus the aggregate amount of Swing Line Loans exceeds the Total Dollar Revolving Credit Commitments then in effect, the Borrower shall prepay all outstanding Dollar Swing Line Loans, then cash collateralize Dollar L/C Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, cash with the Administrative Agent in an amount equal to the positive difference, if any, between the aggregate amount of such Dollar L/C Obligations and the Total Dollar Revolving Credit Commitments then in effect. The Administrative Agent shall establish in its name for the benefit of the applicable Revolving Credit Lenders a cash collateral account (the “Collateral Account”) into which it shall deposit such cash (or such cash described in clause (ii) below) to hold as collateral security for the Dollar L/C Obligations or Multicurrency L/C Obligations, as applicable.

(ii)          The Borrower and each Foreign Borrower shall prepay the outstanding principal amount of the Multicurrency Revolving Credit Loans on any date on which the aggregate Effective Amount of such Loans, together the aggregate Effective Amount of Multicurrency L/C Obligations and Euro Swing Line Loans exceeds the Total Multicurrency Revolving Credit Commitments, in the amount of such excess. If after giving effect to the prepayment of all outstanding Multicurrency Revolving Credit Loans, the aggregate Effective Amount of Multicurrency L/C plus the aggregate amount of Euro Swing Line Loans exceeds the Total Multicurrency Revolving Credit Commitments then in effect, the Borrower and each Foreign Borrower shall prepay all outstanding Euro Swing Line Loans, then shall cash collateralize Multicurrency L/C Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, cash with the Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such Multicurrency L/C Obligations and the Total Multicurrency Revolving Credit Commitments then in effect.

(iii)        The German Borrower shall prepay the outstanding principal amount of the German Revolving Credit Loans on any date on which the aggregate Effective Amount of such Loans, together the aggregate Effective Amount of German L/C Obligations and Effective Amount of German Swing Line Loans exceeds the aggregate German Revolving Credit Commitments, in the amount of such excess. If after giving effect to the prepayment of all outstanding German Revolving Credit Loans, the aggregate Effective Amount of German L/C Obligations plus the aggregate Effective Amount of German Swing Line Loans exceeds the aggregate German Revolving Credit Commitments then in effect, the German Borrower shall prepay all outstanding German Swing Line Loans, then cash collateralize German L/C Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, cash with the Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such German L/C Obligations and the aggregate German Revolving Credit Commitments then in effect. The Administrative Agent shall establish in its name for the benefit of the applicable German Revolving Credit Lenders a cash collateral account into which it shall deposit such cash to hold as collateral security for the German L/C Obligations.

(e)          Notwithstanding the foregoing, mandatory prepayments of Revolving Credit Loans that would otherwise be required pursuant to Section 2.12 solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made pursuant to Section 2.12 on the last Business Day of each month on the basis of the Exchange Rate in effect on such Business Day.

(f)           Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.12 shall be applied, first, to the prepayment of the Term Loans and, second, to repay Revolving Credit Loans (without any permanent reduction in Revolving Credit Commitments).

2.13       Conversion and Continuation Options. (a)  The Borrower or any Foreign Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower or any Foreign Borrower may elect from time to time to convert Base Rate Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurocurrency Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)          The Borrower or any Foreign Borrower may elect to continue any Eurocurrency Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan denominated in Dollars under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower or any Foreign Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans denominated in Dollars shall be automatically continued as Eurocurrency Loans with a one month Interest Period on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14       Minimum Amounts and Maximum Number of Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, (i) the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche of Loans denominated in Dollars shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (ii) the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche of Loans denominated in Euros shall be equal to €5,000,000, or a whole multiple of €1,000,000 in excess thereof and (iii) the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche of Loans in an Available Foreign Currency shall be in an amount which is the nearest round number as determined by the Administrative Agent the Dollar Equivalent of which is approximately $5,000,000, or a whole multiple of the nearest round number as determined by the Administrative Agent the Dollar Equivalent of which is approximately $1,000,000, in excess thereof, and (b) no more than fifteen Eurocurrency Tranches shall be outstanding at any one time for any facility.

2.15       Interest Rates and Payment Dates. (a)  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day except that Eurocurrency Loans bearing interest at the Eurocurrency Overnight Rate shall bear interest for each day such Loan is outstanding at such rate, at a rate per annum equal to the Eurocurrency Overnight Rate as in effect for such day plus the Applicable Margin in effect for such day.

(b)          Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)          (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), overdue amounts of outstanding Loans or Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% (y) in the case of the Reimbursement Obligations, the rate applicable to Base Rate Loans or Eurocurrency Loans, as applicable, plus 2.0% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans or solely with respect to Loans in Euros or an Available Foreign Currency, Eurocurrency Loans plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans or solely with respect to Loans in Euros or an Available Foreign Currency, Eurocurrency Loans under the Revolving Credit Facility plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)          Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16       Computation of Interest and Fees. (a)  Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower or any Foreign Borrower, as applicable, and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower or any Foreign Borrower, as applicable, and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and any Foreign Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Foreign Borrower, as applicable, deliver to the Borrower or such Foreign Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15.

2.17       Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower and each Foreign Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)          the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower or any Foreign Borrower, as applicable, and the relevant Lenders as soon as practicable thereafter. If such notice is given, with respect to any Eurocurrency Loans denominated in Dollars (w) such Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (x) such Eurocurrency Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as Base Rate Loans and (y) any such outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans denominated in Dollars under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans. If such notice is given with respect to any Eurocurrency Loans denominated in Euros or an Available Foreign Currency, then, during the 30 days following the giving of such notice, the Administrative Agent and the Borrower, or any Foreign Borrower, as applicable, will negotiate in good faith in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the affected Eurocurrency Loans and, (i) if a substitute basis is agreed within that period between the Administrative Agent (with the consent of all the Lenders holding such Eurocurrency Loans), and the Borrower or any Foreign Borrower, as applicable, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period) and (i) unless and until a substitute basis is so agreed, the interest payable to such Lenders on the applicable Eurocurrency Loans for the relevant Interest Period will be the rate certified by that Lender to be its cost of funds (from any source which it may reasonably select) plus the Applicable Margin.

2.18       Pro Rata Treatment and Payments. (a)  Each borrowing by the Borrower or any Foreign Borrower from the Lenders hereunder, each payment by the Borrower or any Foreign Borrower on account of any Commitment fee or Letters of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages, Dollar Revolving Credit Percentages, Multicurrency Revolving Credit Percentages or German Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment (other than any prepayments) in respect of principal or interest in respect of the Term Loans and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b)          Each mandatory prepayment required by Section 2.12 to be applied to Term Loans (excluding, so long as no Default or Event of Default exists and is continuing, mandatory prepayments required by Section 2.12(a)) shall be allocated among the Term Loan Facilities pro rata according to the respective outstanding principal amounts of Term Loans under such Facilities. Each optional prepayment in respect of the Term Loans and, provided that no Default or Event of Default exists and is continuing, each mandatory prepayment required by Section 2.12(a) shall be allocated among the Term Loan Facilities in accordance with the Borrower’s instructions. Each payment (including each prepayment) of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments in the case of mandatory prepayments and in direct order of maturity in the case of voluntary prepayments. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)          Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Dollar Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Dollar Revolving Credit Loans then held by the Dollar Revolving Credit Lenders. Each payment in respect of Dollar Reimbursement Obligations in respect of any Dollar Letter of Credit shall be made to the Dollar Issuing Lender that issued such Dollar Letters of Credit.

(d)          Each payment (including each prepayment) by the Borrower or any Foreign Borrower on account of principal of and interest on the Multicurrency Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Multicurrency Revolving Credit Loans then held by the Multicurrency Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Multicurrency Letter of Credit shall be made to the Multicurrency Issuing Lender that issued such Multicurrency Letters of Credit.

(e)          Each prepayment (including each prepayment) by the German Borrower on account of principal of and interest on the German Revolving Credit Loans shall be allocated among the German Revolving Credit Facilities pro rata according to the respective outstanding principal amounts of German Revolving Credit Loans under such Facilities. Each payment in respect of Reimbursement Obligations in respect of any German Letter of Credit shall be made to the German Issuing Lender that issued such German Letters of Credit.

(f)           The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurocurrency Loans under such Facility. Each payment of the Loans (except in the case of Dollar Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(g)          All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in the currency of the relevant loan and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(h)          All payments (including prepayments) to be made by any Foreign Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made at the time and manner specified in the Administrative Schedule, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in the currency of the relevant loan and in immediately available funds. Any payment made by any Foreign Borrower after such time on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(i)           All payments (including prepayments) to be made by the German Borrower hereunder with respect to the German Revolving Credit Facility, whether on account of principal, interest, fees or otherwise, shall be made prior to 12:00 Noon, Frankfurt time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the German Payment Office, in Euros and in immediately available funds. Any payment made by the German Borrower after 12:00 Noon, Frankfurt time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the German Revolving Credit Lenders promptly upon receipt in like funds as received.

(j)           If any payment under clauses (g), (h), or (i) above (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(k)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or any Foreign Borrower, as applicable, a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower or such Foreign Borrower, as applicable.

(l)           Unless the Administrative Agent shall have been notified in writing by the Borrower or any Foreign Borrower, as applicable, prior to the date of any payment due to be made by the Borrower or any Foreign Borrower, as applicable, hereunder that the Borrower or such Foreign Borrower, as applicable, will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower or such Foreign Borrower, as applicable, is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower or such Foreign Borrower, as applicable, within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower or any Foreign Borrower.

2.19       Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)           shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)	shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then the Borrower shall promptly pay such Lender, upon its demand setting forth in reasonable detail, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)          If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent), of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction on an after-tax basis.

(c)          A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the applicable Agent) shall be conclusive in the absence of manifest error; provided that no Lender shall be entitled to receive additional amounts pursuant to this Section 2.19 for periods occurring prior to the 270th day prior to the delivery of such certificate. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20       Taxes. (a)  Except as required by law, all payments made by or on behalf of the Borrower, each Foreign Borrower or any Subsidiary Guarantor under this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Arranger, any Agent or any Lender (which term shall include the Swing Line Lender for purposes of this Section 2.20) as a result of a present or former connection between the Arranger, such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Arranger’s, such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Arranger, any Agent or any Lender hereunder, the amounts so payable to the Arranger, such Agent or such Lender by the Borrower, any Foreign Borrower or any Subsidiary Guarantor shall be increased to the extent necessary to yield to the Arranger, such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that neither the Borrower, any Foreign Borrower or any Subsidiary Guarantor shall be required to increase any such amounts payable to the Arranger, any Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Arranger’s, such Agent’s or such Lender’s failure (other than as a result of the adoption or taking effect of any treaty or law, or any change in, or in the administration, interpretation or application of, any treaty or law, in each case after the Closing Date) to comply with the requirements of paragraph (d) (determined without regard to the last sentence thereof) or (e) of this Section, (ii) that are United States withholding taxes that would have been applicable to amounts payable to the Arranger, such Agent or such Lender at the time the Arranger, such Agent or such Lender became a party to this Agreement, except to the extent that the Arranger’s, such Agent’s, or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower or such Foreign Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a) (it being understood that there shall be no United States withholding taxes applicable to a United States Lender making a loan to the Borrower or to any Lender making a loan to any Foreign Borrower, so long as such Lender satisfies the certification requirements to prevent United States backup withholding tax as provided in paragraph (d) of this Section); or (iii) that are United States withholding taxes imposed on amounts payable to the Arranger, any Agent or any Lender (making a loan to the Borrower) that is a partnership, trust or intermediary for U.S. federal income tax purposes and that would not have been imposed but for a change in the identity of the partners, beneficiaries, owners or principals of the Arranger, such Agent or such Lender after the time the Arranger, such Agent or such Lender became a party to this Agreement. The Borrower, each Foreign

Borrower or the applicable Subsidiary Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

(b)          In addition, the Borrower or any Foreign Borrower, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, any Foreign Borrower or any Subsidiary Guarantor, as promptly as possible thereafter the Borrower or any Foreign Borrower shall send to the Administrative Agent for the account of the relevant Arranger, Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or any Foreign Borrower showing payment thereof. If the Borrower or any Foreign Borrower fails to pay (or cause to be paid) any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower or any Foreign Borrower shall indemnify the Arranger, the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Arranger, any Agent or any Lender as a result of any such failure; provided that, if the Borrower, the Foreign Borrower or the Subsidiary Guarantor, as applicable, is not aware that the Non-Excluded Taxes or Other taxes have been levied, imposed or assessed, and relevant Arranger, Agent or Lender has not provided notice to the Borrower, the Foreign Borrower or the Subsidiary Guarantor, as applicable, within 270 days after the assessed Arranger, Agent or Lender receives written notice of the assertion of the Non-Excluded Taxes or Other Taxes, no indemnification shall be required under this paragraph (c) for penalties, additions to tax, expenses and interest accruing on such Non-Excluded Taxes or Other Taxes from the date that is 270 days after the receipt by the assessed Arranger, Agent or Lender of written notice of the assertion of such taxes until the date notice is given to the Borrower, Foreign Borrower or Subsidiary Guarantor, as applicable. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)          Each Lender (or Transferee) that is not a “United States person” (as such term is defined in section 7701(a)(30) of the Code) (other than a Lender or Transferee that is a “disregarded entity” for U.S. federal income tax purposes and is wholly owned by a United States person as so defined) (a “Non-U.S. Lender”) making a loan to the Borrower shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, or Form W-8IMY in the case of a Non-U.S. Lender that is a partnership, trust or intermediary (which Form W-8IMY shall be accompanied by the documentation from each partner, beneficiary, owner or principal of the Non-U.S. Lender contemplated by that form); and, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code; or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender (or, in the case of a Non-U.S. Lender that is a “disregarded entity” for U.S. federal income tax purposes, by the owner of the Non-U.S. Lender) claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Each Lender (or Transferee) making a loan to the Borrower that is a “United States person” (as such term is defined in section 7701(a)(30) of the Code) or that is a “disregarded entity” for U.S. federal income tax purposes and is wholly owned by a United States person as so defined (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto properly completed and duly executed by such U.S. Lender (or, in the case of a U.S. Lender that is a “disregarded entity” for U.S. federal income tax purposes, by the owner of the U.S. Lender), certifying that such Lender is a United States person and is entitled to an exemption from U.S. backup withholding tax with respect to all payments by the Borrower under this Agreement and the other Loan Documents. Each Lender (or Transferee) making a loan to any Foreign Borrower shall provide a U.S. Internal Revenue Service Form W-9, W-8BEN, W-8ECI, or W-8IMY as may be required in order to prevent any U.S. backup withholding tax. Such forms shall be delivered by each U.S. or Non-U.S. Lender on or before the date it becomes a party to this Agreement (and in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each U.S. or Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. or Non-U.S. Lender. Each U.S. or Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a U.S. or Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such U.S. or Non-U.S. Lender is not legally able to deliver.

(e)          A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower or any Foreign Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower or any Foreign Borrower, as applicable (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by the Borrower or any Foreign Borrower, as applicable, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)           If the Arranger or any Agent or Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Foreign Borrower or with respect to which the Borrower or any Foreign Borrower has paid additional amounts pursuant to this section 2.20, it shall pay over an amount equal to such refund to the Borrower or any Foreign Borrower, as applicable, together with any interest paid by the relevant Governmental Authority with respect to such refund, net of all out-of-pocket expenses of the Arranger or such Agent or Lender; provided, however, that the Borrower or any Foreign Borrower, as applicable, agrees to promptly return such refund (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Arranger or such Agent or Lender, as applicable, if the Borrower or any Foreign Borrower, as applicable, receives notice from the relevant Arranger, Agent or Lender, that such party is required to repay such refund to the relevant Governmental Authority. This paragraph (f) shall not be construed to require the Arranger or any Agent or Lender to make available its tax returns (or any other information relating to its taxes which it reasonably deems confidential) to the Borrower, any Foreign Borrower or any other person.

2.21       Indemnity. The Borrower and each Foreign Borrower agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower or any Foreign Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower or any Foreign Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower or any Foreign Borrower in making any prepayment after the Borrower or any Foreign Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or conversion of Eurocurrency Loans on a day that is not the last day of an Interest Period thereto. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower or any Foreign Borrower by any Lender shall be conclusive in the absence of manifest error; provided, that no Lender shall be entitled to receive additional amounts pursuant to this Section 2.21 for periods occurring prior to the 270th day prior to the delivery of such certificate. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22       Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert Base Rate Loans to Eurocurrency Loans shall forthwith be canceled until such time as it shall no longer be unlawful for such Lender to make or maintain the affected Loan and (ii) with respect to any such Lender’s Loans then outstanding as Eurocurrency Loans denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower and or the applicable Foreign Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23       Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24       Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22 or (b) defaults in its obligation to make Loans hereunder or (c) that shall not have consented to a proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i), (ii), (iii) and (iv), of the proviso to the second sentence of Section 10.1(a) in a circumstance where the Required Lenders have consented to such change, waiver, discharge or termination with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay or to cause the replacement financial institution to pay the registration and processing fee referred to therein), (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.25       Incremental Credit Extensions. (a)  The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans or an increase in one or more existing tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Dollar Revolving Credit Commitments or Multicurrency Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase”); provided that (x) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made or any Revolving Credit Commitment Increase becomes effective (and after giving effect thereto) no Default or Event of Default shall exist and (y) at the time of any request and as of the date an Incremental Term Loan is made, the Borrower would be in compliance with Section 7.1. Each tranche of Incremental Term Loans and each Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans, when added to the aggregate amount of Revolving Credit Commitment Increases, shall not exceed $275,000,000, and the aggregate amount of Revolving Credit Commitment increases shall not exceed $150,000,000. Each tranche of Incremental Term Loans (a) shall rank pari passu in right of payment and of security with any existing Term Loans, (b) shall not mature earlier than the maturity date with respect to any existing Term Loans, and (c) except as set forth above, shall be treated substantially the same as the existing Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided, that (i) except as provided in preceding clauses (a), (b) and (c), the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof.

(b)          Each series of Incremental Term Loans borrowed pursuant to this Section shall be a separate Incremental Term Loan Facility. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Credit Commitment Increases. Incremental Term Loans may be made, and Revolving Credit Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”). Incremental Term Loans shall be effected, and Revolving Credit Commitment Increases shall become Dollar Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as applicable, hereunder (or, in the case of a Revolving Credit Commitment Increase to be provided by an existing Dollar Revolving Credit Lender or Multicurrency Revolving Credit Lender, as applicable, an increase in such Lender’s Dollar Revolving Credit Commitment or Multicurrency Revolving Credit Commitments, as applicable) and each Additional Lender shall become a Lender hereunder pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such Incremental Amendment (including confirmation that the obligations of the Loan Parties with respect to an increase to the existing Dollar Revolving Loan Commitments or Multicurrency Revolving Credit Commitments, as applicable, (and any Loans or extensions of credit thereunder) or an Incremental Term Loan are secured by the Collateral and the perfection and priority of the Administrative Agent’s Lien in such Collateral has not been affected by a Revolving Credit Commitment Increase or the Incremental Term Loans as applicable). The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Credit Commitment Increases unless it so agrees.

(c)          Upon each increase in the Dollar Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as applicable, pursuant to this Section, (i) each Dollar Revolving Credit Lender or Multicurrency Revolving Credit Lender, as applicable, immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Commitment Increase (each, a “Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Dollar Revolving Credit Lender’s or

Multicurrency Revolving Credit Lender’s participations hereunder in outstanding Dollar Letters of Credit, Multicurrency Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Dollar Letters of Credit or Multicurrency Letters of Credit and (y) participations hereunder in Swing Line Loans held by each Dollar Revolving Credit Lender or Multicurrency Revolving Credit Lender, as applicable (including each such Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Dollar Revolving Credit Commitments or Multicurrency Revolving Credit Commitments of all Dollar Revolving Credit Lenders or Multicurrency Revolving Credit Commitments, as applicable, represented by such Revolving Credit Lender’s Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Dollar Revolving Credit Loans or Multicurrency Revolving Credit Loans outstanding, such Dollar Revolving Credit Loans or Multicurrency Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Credit Commitment Increase be prepaid from the proceeds of additional Dollar Revolving Credit Loans or Multicurrency Revolving Credit Loans made hereunder (reflecting such increase in Dollar Revolving Credit Commitments or Multicurrency Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Dollar Revolving Credit Loans or Multicurrency Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.21. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d)          This Section 2.25 shall supersede any provisions in Section 10.1 to the contrary.

SECTION 3A.           DOLLAR LETTERS OF CREDIT

3A.1      Dollar L/C Commitment. (a)  Prior to the Closing Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Dollar Letters of Credit hereunder. Subject to the terms and conditions hereof, each Dollar Issuing Lender, in reliance on the agreements of the other Dollar Revolving Credit Lenders set forth in Section 3A.4(a), agrees to issue Dollar Letters of Credit for the account of the Borrower, on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Dollar Issuing Lender; provided, that no Dollar Issuing Lender shall have any obligation to issue any Dollar Letter of Credit if, after giving effect to such issuance, (i) the Dollar L/C Obligations would exceed the Dollar L/C Commitment or (ii) the aggregate amount of the Available Dollar Revolving Credit Commitments would be less than zero. Each Dollar Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Dollar Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For the avoidance of doubt, Letters of Credit issued under the Dollar Revolving Credit Facility and outstanding as of the Restatement Effective Date shall continue to be outstanding as Letters of Credit issued under such Facility pursuant to this Agreement.

(b)          No Dollar Issuing Lender shall at any time be obligated to issue any Dollar Letter of Credit hereunder if such issuance would conflict with, or cause such Dollar Issuing Lender or any Dollar L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3A.2      Procedure for Issuance of Dollar Letters of Credit. The Borrower may from time to time request that a Dollar Issuing Lender issue a Dollar Letter of Credit by delivering to such Dollar Issuing Lender, with a copy to the Administrative Agent, at their addresses for notices specified herein an Application therefor, completed to the satisfaction of such Dollar Issuing Lender, and such other certificates, documents and other papers and information as such Dollar Issuing Lender may request. Upon receipt of any Application, a Dollar Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Dollar Letter of Credit requested thereby by issuing the original of such Dollar Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Dollar Issuing Lender and the Borrower (but in no event shall any Dollar Issuing Lender be required to issue any Dollar Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by a Dollar Issuing Lender of a Dollar Letter of Credit, such Dollar Issuing Lender shall furnish a copy of such Dollar Letter of Credit to the Borrower and the Administrative Agent. Each Dollar Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Dollar Letter of Credit issued by such Dollar Issuing Lender (including the amount thereof).

3A.3      Fees and Other Charges. (a)  The Borrower will pay a fee on the aggregate drawable amount of all outstanding Dollar Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Dollar Revolving Credit Facility, shared ratably among the Dollar Revolving Credit Lenders in accordance with their respective Dollar Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Dollar Letter of Credit. In addition, the Borrower shall pay to the relevant Dollar Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Dollar Letters of Credit issued by it of 1/8 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Dollar Letter of Credit.

(b)          In addition to the foregoing fees, the Borrower shall pay or reimburse each Dollar Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Dollar Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Dollar Letter of Credit.

3A.4      Dollar L/C Participations. (a)  Each Dollar Issuing Lender irrevocably agrees to grant and hereby grants to each Dollar L/C Participant, and, to induce each Dollar Issuing Lender to issue Dollar Letters of Credit hereunder, each Dollar L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Dollar Issuing Lender, on the terms and conditions hereinafter stated, for such Dollar L/C Participant’s own account and risk, an undivided interest equal to such Dollar L/C Participant’s Dollar Revolving Credit Percentage in each Dollar Issuing Lender’s obligations and rights under each

Dollar Letter of Credit issued by such Dollar Issuing Lender hereunder and the amount of each draft paid by such Dollar Issuing Lender thereunder. Each Dollar L/C Participant unconditionally and irrevocably agrees with each Dollar Issuing Lender that, if a draft is paid under any Dollar Letter of Credit issued by such Dollar Issuing Lender for which such Dollar Issuing Lender is not reimbursed in full by the Borrower, in accordance with the terms of this Agreement, such Dollar L/C Participant shall pay to such Dollar Issuing Lender, regardless of the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand at the Administrative Agent’s address for notices specified herein (and thereafter, the Administrative Agent shall promptly pay to the Dollar Issuing Lender) an amount equal to such Dollar L/C Participant’s Dollar Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)          If any amount required to be paid by any Dollar L/C Participant to a Dollar Issuing Lender pursuant to Section 3A.4(a) in respect of any unreimbursed portion of any payment made by such Dollar Issuing Lender under any Dollar Letter of Credit is paid to such Dollar Issuing Lender within three Business Days after the date such payment is due, the Dollar Issuing Lender shall so notify the Administrative Agent, who shall promptly notify the Dollar L/C Participants and each such Dollar L/C Participant shall pay to the Administrative Agent, for the account of the Dollar Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to the Dollar Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Dollar Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Dollar L/C Participant pursuant to Section 3A.4(a) is not made available to the Administrative Agent, for the account of such Dollar Issuing Lender by such Dollar L/C Participant within three Business Days after the date such payment is due, the Administrative Agent, on behalf of such Dollar Issuing Lender shall be entitled to recover from such Dollar L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Dollar Revolving Credit Facility. A certificate of the Administrative Agent on behalf of such Dollar Issuing Lender submitted to any Dollar L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)          Whenever, at any time after a Dollar Issuing Lender has made payment under any Dollar Letter of Credit and has received from the Administrative Agent any Dollar L/C Participant’s pro rata share of such payment in accordance with Section 3A.4(a), such Dollar Issuing Lender receives any payment related to such Dollar Letter of Credit (whether directly from the Borrower, or otherwise, including proceeds of collateral applied thereto by such Dollar Issuing Lender), or any payment of interest on account thereof, such Dollar Issuing Lender will distribute to the Administrative Agent for the account of such Dollar L/C Participant (and thereafter, the Administrative Agent will promptly distribute to such Dollar L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Dollar Issuing Lender shall be required to be returned by such Dollar Issuing Lender, such Dollar L/C Participant shall return to the Administrative Agent for the account of such Dollar Issuing Lender the portion thereof previously distributed by such Dollar Issuing Lender to it.

3A.5      Reimbursement Obligations. The Borrower agrees to reimburse each Dollar Issuing Lender, on each date on which such Dollar Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Dollar Letter of Credit and paid by such Dollar Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Dollar Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Dollar Payment Amount”). Each such payment shall be made to such Dollar Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Dollar Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Dollar Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall exist and be continuing with respect to the Borrower, in which case the procedures specified in Section 3A.4 for funding by Dollar L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Dollar Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Dollar Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Dollar Revolving Credit Loans (or, if applicable, Dollar Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Dollar Issuing Lender of such drawing under such Dollar Letter of Credit.

3A.6      Obligations Absolute. The Borrower’s obligations under this Section 3A shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower, may have or have had against any Dollar Issuing Lender, any beneficiary of a Dollar Letter of Credit or any other Person. The Borrower also agrees with each Dollar Issuing Lender that such Dollar Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3A.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Dollar Letter of Credit or any other party to which such Dollar Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Dollar Letter of Credit or any such transferee. No Dollar Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Dollar Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Dollar Issuing Lender. The Borrower agrees that any action taken or omitted by a Dollar Issuing Lender under or in connection with any Dollar Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the UCC of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Dollar Issuing Lender to the Borrower.

3A.7      Dollar Letter of Credit Payments. If any draft shall be presented for payment under any Dollar Letter of Credit, the relevant Dollar Issuing Lender shall promptly notify the Administrative Agent and the Borrower of the date and amount thereof. The responsibility of the relevant Dollar Issuing Lender to the Borrower in connection with any draft presented for payment under any Dollar Letter of Credit, in addition to any payment obligation expressly provided for in such Dollar Letter of Credit issued by such Dollar Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Dollar Letter of Credit in connection with such presentment appear on their face to be in conformity with such Dollar Letter of Credit.

3A.8      Applications. To the extent that any provision of any Application related to any Dollar Letter of Credit is inconsistent with the provisions of this Section 3A, the provisions of this Section 3A shall apply.

SECTION 3B.           MULTICURRENCY LETTERS OF CREDIT

3B.1      Multicurrency L/C Commitment. (a)  Subject to the terms and conditions hereof, each Multicurrency Issuing Lender, in reliance on the agreements of the other Multicurrency Revolving Credit Lenders set forth in Section 3B.4(a), agrees to issue Multicurrency Letters of Credit for the account of the Borrower or any Foreign Borrower, on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Multicurrency Issuing Lender; provided, that no Multicurrency Issuing Lender shall have any obligation to issue any Multicurrency Letter of Credit if, after giving effect to such issuance, (i) the Multicurrency L/C Obligations would exceed the Multicurrency L/C Commitment or (ii) the aggregate amount of the Available Multicurrency Revolving Credit Commitments would be less than zero. Each Multicurrency Letter of Credit shall be denominated in Dollars, Euros or an Available Foreign Currency. For the avoidance of doubt, Letters of Credit issued under the Multicurrency Revolving Credit Facility and outstanding as of the Restatement Effective Date shall continue to be outstanding as Letters of Credit issued under such Facility pursuant to this Agreement.

(b)          No Multicurrency Issuing Lender shall at any time be obligated to issue any Multicurrency Letter of Credit hereunder if such issuance would conflict with, or cause such Multicurrency Issuing Lender or any Multicurrency L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3B.2       Procedure for Issuance of Multicurrency Letters of Credit. The Borrower or any Foreign Borrower, may from time to time request that a Multicurrency Issuing Lender issue a Multicurrency Letter of Credit by delivering to such Multicurrency Issuing Lender, with a copy to the Administrative Agent, at their addresses for notices specified herein an Application therefor, completed to the satisfaction of such Multicurrency Issuing Lender, and such other certificates, documents and other papers and information as such Multicurrency Issuing Lender may request. Upon receipt of any Application, a Multicurrency Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Multicurrency Letter of Credit requested thereby by issuing the original of such Multicurrency Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such

Multicurrency Issuing Lender and the Borrower or any Foreign Borrower, (but in no event shall any Multicurrency Issuing Lender be required to issue any Multicurrency Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by a Multicurrency Issuing Lender of a Multicurrency Letter of Credit, such Multicurrency Issuing Lender shall furnish a copy of such Multicurrency Letter of Credit to the Borrower or any Foreign Borrower, and the Administrative Agent. Each Multicurrency Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Multicurrency Letter of Credit issued by such Multicurrency Issuing Lender (including the amount and currency thereof).

3B.3       Fees and Other Charges. (a) The Borrower or any Foreign Borrower, as applicable, will pay a fee on the aggregate drawable amount of all outstanding Multicurrency Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Multicurrency Revolving Credit Facility, shared ratably among the Multicurrency Revolving Credit Lenders in accordance with their respective Multicurrency Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Multicurrency Letter of Credit. In addition, the Borrower or any Foreign Borrower, as applicable, shall pay to the relevant Multicurrency Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Multicurrency Letters of Credit issued by it of 1/8 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Multicurrency Letter of Credit.

(b)          In addition to the foregoing fees, the Borrower or any Foreign Borrower, as applicable, shall pay or reimburse each Multicurrency Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Multicurrency Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Multicurrency Letter of Credit.

3B.4      Multicurrency L/C Participations. (a) Each Multicurrency Issuing Lender irrevocably agrees to grant and hereby grants to each Multicurrency L/C Participant, and, to induce each Multicurrency Issuing Lender to issue Multicurrency Letters of Credit hereunder, each Multicurrency L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Multicurrency Issuing Lender, on the terms and conditions hereinafter stated, for such Multicurrency L/C Participant’s own account and risk, an undivided interest equal to such Multicurrency L/C Participant’s Multicurrency Revolving Credit Percentage in each Multicurrency Issuing Lender’s obligations and rights under each Multicurrency Letter of Credit issued by such Multicurrency Issuing Lender hereunder and the amount of each draft paid by such Multicurrency Issuing Lender thereunder. Each Multicurrency L/C Participant unconditionally and irrevocably agrees with each Multicurrency Issuing Lender that, if (i) a draft is paid under any Multicurrency Letter of Credit issued by such Multicurrency Issuing Lender for which such Multicurrency Issuing Lender is not reimbursed in full by the Borrower or any Foreign Borrower, as applicable, in accordance with the terms of this Agreement, or (ii) if such Multicurrency Letter of Credit remains outstanding on the Revolving Credit Termination Date, such Multicurrency L/C Participant shall pay to such Multicurrency Issuing Lender, regardless of the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand at the Administrative Agent’s address for notices specified herein (and thereafter, the Administrative Agent shall promptly pay to the Multicurrency Issuing Lender) the amount equal to such Multicurrency L/C Participant’s Multicurrency Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed in the currency of such draft or of the amount of such outstanding Multicurrency Letter of Credit.

(b)          If any amount required to be paid by any Multicurrency L/C Participant to a Multicurrency Issuing Lender pursuant to Section 3B.4(a) in respect of any unreimbursed portion of any payment made by such Multicurrency Issuing Lender under any Multicurrency Letter of Credit is paid to such Multicurrency Issuing Lender within three Business Days after the date such payment is due, the Multicurrency Issuing Lender shall so notify the Administrative Agent, who shall promptly notify the Multicurrency L/C Participants and each such Multicurrency L/C Participant shall pay to the Administrative Agent, for the account of the Multicurrency Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to the Multicurrency Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Multicurrency Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Multicurrency L/C Participant pursuant to Section 3B.4(a) is not made available to the Administrative Agent, for the account of such Multicurrency Issuing Lender by such Multicurrency L/C Participant within three Business Days after the date such payment is due, the Administrative Agent, on behalf of such Multicurrency Issuing Lender shall be entitled to recover from such Multicurrency L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Administrative Agent on behalf of such Multicurrency Issuing Lender submitted to any Multicurrency L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)          Whenever, at any time after a Multicurrency Issuing Lender has made payment under any Multicurrency Letter of Credit and has received from the Administrative Agent any Multicurrency L/C Participant’s pro rata share of such payment in accordance with Section 3B.4(a), such Multicurrency Issuing Lender receives any payment related to such Multicurrency Letter of Credit (whether directly from the Borrower or any Foreign Borrower, or otherwise, including proceeds of collateral applied thereto by such Multicurrency Issuing Lender), or any payment of interest on account thereof, such Multicurrency Issuing Lender will distribute to the Administrative Agent for the account of such Multicurrency L/C Participant (and thereafter, the Administrative Agent will promptly distribute to such Multicurrency L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Multicurrency Issuing Lender shall be required to be returned by such Multicurrency Issuing Lender, such Multicurrency L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Multicurrency Issuing Lender to it.

3B.5      Reimbursement Obligation. The Borrower and each Foreign Borrower, agrees to reimburse each Multicurrency Issuing Lender, on each date on which such

Multicurrency Issuing Lender notifies the Borrower or such Foreign Borrower, of the date and amount of a draft presented under any Multicurrency Letter of Credit and paid by such Multicurrency Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Multicurrency Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Multicurrency Payment Amount”). Each such payment shall be made to such Multicurrency Issuing Lender at its address for notices specified herein in the currency in which such Multicurrency Letter of Credit was denominated and in immediately available funds. Interest shall be payable on each Multicurrency Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b), with respect to a Letter of Credit denominated in Dollars and 2.15(a) in respect of all other Multicurrency Letters of Credit and (ii) thereafter, Section 2.15(c). Each drawing under any Multicurrency Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall exist and be continuing with respect to the Borrower or any Foreign Borrower, in which case the procedures specified in Section 3B.4 for funding by Multicurrency L/C Participants shall apply) constitute a request by the Borrower or such Foreign Borrower, to the Administrative Agent for a borrowing pursuant to Section 2.5 of Eurocurrency Loans (or, at the option of the Administrative Agent and the Euro Swing Line Lender in their sole discretion a borrowing pursuant to Section 2.7 of Euro Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Multicurrency Revolving Credit Loans (or, if applicable, Euro Swing Line Loans) could be made, pursuant to Section 2.5 if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Multicurrency Issuing Lender of such drawing under such Multicurrency Letter of Credit.

3B.6       Obligations Absolute. The Borrower’s and each Foreign Borrower’s, obligations under this Section 3B shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any Foreign Borrower, may have or have had against any Multicurrency Issuing Lender, any beneficiary of a Multicurrency Letter of Credit or any other Person. The Borrower and each Foreign Borrower also agrees with each Multicurrency Issuing Lender that such Multicurrency Issuing Lender shall not be responsible for, and the Borrower’s and each Foreign Borrower’s, Reimbursement Obligations under Section 3B.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower or any Foreign Borrower, and any beneficiary of any Multicurrency Letter of Credit or any other party to which such Multicurrency Letter of Credit may be transferred or any claims whatsoever of the Borrower or any Foreign Borrower, against any beneficiary of such Multicurrency Letter of Credit or any such transferee. No Multicurrency Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Multicurrency Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Multicurrency Issuing Lender. The Borrower and each Foreign Borrower, agrees that any action taken or omitted by a Multicurrency Issuing Lender under or in connection with any Multicurrency Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the UCC of the State of New York, shall be binding on the Borrower and each Foreign Borrower, and shall not result in any liability of such Multicurrency Issuing Lender to the Borrower or any Foreign Borrower.

3B.7      Multicurrency Letter of Credit Payments. If any draft shall be presented for payment under any Multicurrency Letter of Credit, the relevant Multicurrency Issuing Lender shall promptly notify the Administrative Agent and the Borrower and, if applicable, the relevant Foreign Borrower, of the date and amount thereof. The responsibility of the relevant Multicurrency Issuing Lender to the Borrower or any Foreign Borrower, in connection with any draft presented for payment under any Multicurrency Letter of Credit, in addition to any payment obligation expressly provided for in such Multicurrency Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Multicurrency Letter of Credit in connection with such presentment appear on their face to be in conformity with such Multicurrency Letter of Credit.

3B.8      Applications. To the extent that any provision of any Application related to any Multicurrency Letter of Credit is inconsistent with the provisions of this Section 3B, the provisions of this Section 3B shall apply.

3B.9       Currency Adjustments. (a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Multicurrency Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Multicurrency Letter of Credit denominated in an Available Foreign Currency into an amount of Dollars based upon the Exchange Rate.

(b)          Notwithstanding anything to the contrary contained in this Section 3B, a Multicurrency Issuing Lender may agree to issue Multicurrency Letters of Credit denominated in a currency other than Dollars, Euros or an Available Foreign Currency (any such alternative currency, an “Approved Issuing Currency”). Prior to demanding any reimbursement from the Multicurrency L/C Participants pursuant to Section 3B.5 in respect of any Multicurrency Letter of Credit denominated in an Approved Issuing Currency, unless payment is received in respect of such draw on the day of such drawing, the Multicurrency Issuing Lender shall convert the Borrower’s or if applicable, any Foreign Borrower’s obligation under Section 3B.5 to reimburse the Multicurrency Issuing Lender in such Approved Issuing Currency into an obligation to reimburse the Multicurrency Issuing Lender in Dollars. The Dollar amount of the Reimbursement Obligation of the Borrower or any Foreign Borrower and the Multicurrency L/C Participants shall be computed by the Multicurrency Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs.

SECTION 3C.           GERMAN LETTERS OF CREDIT

3C.1      German L/C Commitment. (a)  Subject to the terms and conditions hereof, each German Issuing Lender, in reliance on the agreements of the other German Revolving Credit Lenders set forth in Section 3C.4(a), agrees to issue German Letters of Credit for the account of the German Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such German Issuing Lender;

provided, that no German Issuing Lender shall have any obligation to issue any German Letter of Credit if, after giving effect to such issuance (i) the German L/C Obligations would exceed the German L/C Commitment or (ii) the aggregate amount of the Available German Revolving Credit Commitments would be less than zero. Each German Letter of Credit shall be denominated in Euros or such other currencies as may be agreed pursuant to Section 10.1(b).

(b)          No German Issuing Lender shall at any time be obligated to issue any German Letter of Credit hereunder if such issuance would conflict with, or cause such German Issuing Lender or any German L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3C.2       Procedure for Issuance of German Letter of Credit. The German Borrower may from time to time request that a German Issuing Lender issue a German Letter of Credit by delivering to such German Issuing Lender, with a copy to the German Agent and the Administrative Agent, at their addresses for notices specified herein an Application therefor, completed to the satisfaction of such German Issuing Lender, and such other certificates, documents and other papers and information as such German Issuing Lender may request. Upon receipt of any such Application, a German Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the German Letter of Credit requested thereby by issuing the original of such German Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such German Issuing Lender and the German Borrower (but in no event shall any German Issuing Lender be required to issue any German Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by a German Issuing Lender of a German Letter of Credit, such German Issuing Lender shall furnish a copy of such German Letter of Credit to the German Borrower, the Administrative Agent and the German Agent. Each German Issuing Lender shall promptly give notice to the Administrative Agent and the German Agent of the issuance of each German Letter of Credit issued by such German Issuing Lender (including the amount thereof).

3C.3       Fees and Other Charges. (a)  The German Borrower will pay a fee on the aggregate drawable amount of all outstanding German Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the German Revolving Credit Facility, shared ratably among the German Revolving Credit Lenders in accordance with their respective German Revolving Credit Percentages and each such fee is payable quarterly in arrears on each German L/C Fee Payment Date after the issuance date of such German Letter of Credit. Such fees shall be payable in Euros and in addition, the German Borrower shall pay to the relevant German Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding German Letters of Credit issued by it of 1/8 of 1% per annum, payable quarterly in arrears on each German L/C Fee Payment Date after the issuance of date of such German Letter of Credit.

(b)          In addition to the foregoing fees, the German Borrower shall pay or reimburse each German Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such German Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any German Letter of Credit.

3C.4      German L/C Participations. (a)  Each German Issuing Lender irrevocably agrees to grant and hereby grants to each German L/C Participant, and, to induce each German Issuing Lender to issue German Letters of Credit hereunder, each German L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each German Issuing Lender, on the terms and conditions hereinafter stated, for such German L/C Participant’s own account and risk, an undivided interest equal to such German L/C Participant’s German Revolving Credit Percentage in each German Issuing Lender’s obligations and rights under each German Letter of Credit issued by such German Issuing Lender hereunder and the amount of each draft paid by such German Issuing Lender thereunder. Each German L/C Participant unconditionally and irrevocably agrees with each German Issuing Lender that, if a draft is paid under any German Letter of Credit issued by such German Issuing Lender for which such German Issuing Lender is not reimbursed in full by the German Borrower in accordance with the terms of this Agreement, such German L/C Participant shall pay to such German Issuing Lender, regardless of the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand at the Administrative Agent’s address for notices specified herein (and thereafter, the Administrative Agent shall promptly pay to the German Issuing Lender) an amount in Euros, equal to such German L/C Participant’s German Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)          If any amount required to be paid by any German L/C Participant to a German Issuing Lender pursuant to Section 3C.4(a) in respect of any unreimbursed portion of any payment made by such German Issuing Lender under any German Letter of Credit is paid to such German Issuing Lender within three Business Days after the date such payment is due, the German Issuing Lender shall so notify the Administrative Agent and the Administrative Agent who shall promptly notify the German L/C Participants and each such German L/C Participant shall pay to the Administrative Agent, for the account of the German Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to the German Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average interbank offered rate quoted by the Administrative Agent during the period from and including the date such payment is required to the date on which such payment is immediately available to such German Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any German L/C Participant pursuant to Section 3C.4(a) is not made available to the Administrative Agent, for the account of such German Issuing Lender, by such German L/C Participant within three Business Days after the date such payment is due, the Administrative Agent, on behalf of such German Issuing Lender shall be entitled to recover from such German L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Eurocurrency Loans for amounts in Euros. A certificate of the Administrative Agent on behalf of such German Issuing Lender submitted to any German L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)          Whenever, at any time after a German Issuing Lender has made payment under any German Letter of Credit and has received from the Administrative Agent any German L/C Participant’s pro rata share of such payment in accordance with Section 3B.4(a), such German Issuing Lender receives any payment related to such German Letter of Credit (whether directly from the German Borrower, the Borrower or otherwise, including proceeds of collateral applied thereto by such German Issuing Lender), or any payment of interest on account thereof, such German Issuing Lender will distribute to the Administrative Agent for the account of such German L/C Participant (and thereafter, the Administrative Agent will promptly distribute to such German L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such German Issuing Lender shall be required to be returned by such German Issuing Lender, such German L/C Participant shall return to the Administrative Agent for the account of such German Issuing Lender the portion thereof previously distributed by such German Issuing Lender to it.

3C.5      Reimbursement Obligation of the German Borrower. The German Borrower agrees to reimburse each German Issuing Lender, on each date on which such German Issuing Lender notifies the German Borrower of the date and amount of a draft presented under any German Letter of Credit and paid by such German Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such German Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “German Payment Amount”). The German Issuing Lender shall provide notice to the German Borrower on each Business Day on which a draft is presented and paid by the German Issuing Lender indicating German Payment Amount stated in Euros. Each such payment shall be made to such German Issuing Lender at its address for notices specified herein in Euros and in immediately available funds. Interest shall be payable on the amount of each German Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(a) and (ii) thereafter, Section 2.15(c). Each drawing under any German Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3C.4 for funding by German L/C Participants shall apply) constitute a request by the German Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5(b) of Eurocurrency Loans (or, at the option of the Administrative Agent and the German Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of German Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of German Revolving Credit Loans (or, if applicable, German Swing Line Loans) could be made, pursuant to Section 2.5(b) (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent received notice from the relevant German Issuing Lender of such drawing under such German Letter of Credit. All payments due from German Borrower hereunder in respect of German Letters of Credit (and Reimbursement Obligations in connection therewith) shall be made in Euros.

3C.6       Obligations Absolute of the German Borrower. The German Borrower’s obligations under this Section 3C shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the German Borrower may have or have had against any German Issuing Lender, any beneficiary of a German Letter of Credit or any other Person. The German Borrower also agrees with each German Issuing Lender that such German Issuing Lender shall not be responsible for, and the German Borrower’s Reimbursement Obligations under Section 3C.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the German Borrower and any beneficiary of any German Letter of Credit or any other party to which such German Letter of Credit may be transferred or any claims whatsoever of the German Borrower against any beneficiary of such German Letter of Credit or any such transferee. No German Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any German Letter of Credit, except for errors or omissions found by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such German Issuing Lender. The German Borrower agrees that any action taken or omitted by a German Issuing Lender under or in connection with any German Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the German Borrower, as applicable and shall not result in any liability of such German Issuing Lender to the German Borrower.

3C.7      German Letter of Credit Payments. If any draft shall be presented for payment under any German Letter of Credit, the relevant German Issuing Lender shall promptly notify the Administrative Agent and the German Agent of the date and the amount thereof. The responsibility of the relevant German Issuing Lender to the German Borrower, in connection with any draft presented for payment under any German Letter of Credit, in addition to any payment obligation expressly provided for in such German Letter of Credit issued by such German Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such German Letter of Credit in connection with such presentment appear on their face to be in conformity with such German Letter of Credit.

3C.8      German Applications. To the extent that any provision of any Application related to any German Letter of Credit is inconsistent with the provisions of this Section 3C, the provisions of this Section 3C shall apply.

SECTION 4.             REPRESENTATIONS AND WARRANTIES

To induce the Arranger, the Agents and the Lenders to enter into this Agreement and to make the Loans, issue and participate in the Letters of Credit and issue or participate in the German Letters of Credit, the Borrower and each Foreign Borrower hereby represent and warrant to the Arranger, each Agent and each Lender that:

4.1          Financial Condition. (a)  The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)          The audited consolidated balance sheets of the Borrower as at December 31, 2004, December 31, 2005, and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c)          The audited consolidated balance sheets of the Acquired Business as at December 31, 2004, December 31, 2005, and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG, present fairly the consolidated financial condition of the Acquired Business as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2          No Change. Since December 31, 2006 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3          Corporate Existence; Compliance with Law. Each of the Borrower, each Foreign Borrower and the other Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4          Corporate Power; Authorization; Enforceable Obligations. Each Loan Party and each Foreign Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party and each Foreign Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party and each Foreign Borrower that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party and each Foreign Borrower that is a party thereto, enforceable against each such Loan Party and each Foreign Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5          No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Restricted Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6          No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues that could reasonably be expected to have a Material Adverse Effect.

4.7	[Intentionally Omitted .]

4.8          Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such material real property or other Property is subject to any Lien except for Permitted Liens. None of the Pledged Stock is subject to any Lien except for Permitted Liens.

4.9          Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property necessary for the conduct of its business as currently conducted by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in any way that could reasonably be expected to have a Material Adverse Effect.

4.10       Taxes. Each of the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Federal and material state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be or to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect); and no tax Lien has been filed (other than Liens for taxes not yet due and payable or other Permitted Liens), and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or to the extent that the failure to do would not reasonably be expected to a have a Material Adverse Effect).

4.11       Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect in violation of provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12       Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Restricted Subsidiary.

4.13       ERISA. (a)  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, and each Plan has been maintained and administered in compliance in all material respects with the applicable provisions of ERISA and the Code except where failure to do so could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and no Lien in favor of the PBGC or a Plan has arisen that could reasonably be expected to have a Material Adverse Effect, during such five-year period. Except as could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the most recent annual valuation date, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a

complete or partial withdrawal from any Multiemployer Plan in the five year period prior to the Closing Date that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA that would cause a default under Section 8(g) if the Borrower or any such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plan as of the valuation date most closely preceding the Closing Date. To the knowledge of the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent.

(b)          Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) neither any Loan Party nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of any Loan Party or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and (ii) for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

4.14       Investment Company Act; Other Regulations. No Loan Party and no Foreign Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15       Subsidiaries. (a)  The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date and after giving effect to the Acquisition, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries.

(b)          There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Restricted Subsidiary, except as disclosed on Schedule 4.15.

4.16       Use of Proceeds. The proceeds of the Tranche B Term Loans and Revolving Credit Loans incurred on the Closing Date were used to finance a portion of the Acquisition, to repay amounts outstanding under the Existing Credit Agreement and to pay related fees and expenses. The Letters of Credit shall be used for general corporate purposes. The proceeds of the Revolving Credit Loans and the Swing Line Loans and the Letters of Credit shall be used for general corporate purposes. The proceeds of the German Revolving Credit Loans, German Swing Line Loans and the German Letters of Credit, shall be used to finance the working capital needs and for general corporate purposes of the German Borrower and its

Restricted Subsidiaries. The proceeds of the Tranche B Term Euro Loans made on the Restatement Effective Date shall be used to make an optional prepayment of the Tranche B Term Dollar Loans in the amount of $100,000,000 and to pay related fees and expenses in connection with the effectiveness of this Agreement.

4.17       Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          The Borrower and its Subsidiaries: (i) are, and to the knowledge of the executive management of the Borrower within the period of all applicable statutes of limitation have been, in substantial compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and to the knowledge of the executive management of the Borrower within the period of all applicable statutes of limitation have been, in substantial compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is applicable to any of them will be timely attained and maintained, without material expense.

(b)          Materials of Environmental Concern are not present at, on, under, in, or about any real property now or, to the knowledge of the executive management of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c)          There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the executive management of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the executive management of the Borrower or any of its Subsidiaries, threatened.

(d)          Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)          Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f)           To the knowledge of the executive management of the Borrower, neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind under any Environmental Law or with respect to any Material of Environmental Concern.

4.18       Accuracy of Information, etc. No statement or information (other than projections, pro forma financial information and “forward-looking” statements) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate, written statement or formal presentation furnished to the Administrative Agent, the Arranger, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents on or prior to the Closing Date, taken as a whole, contained as of the date such presentation, statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date) any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information and forward-looking statements contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Arranger, the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19       Security Documents. (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral located in the United States described therein and proceeds and products thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral located in the United States described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements may be filed by the Administrative Agent) at any time and such other filings as are specified on Schedule 4.19(a)-3 have been completed (all of which filings may be filed by the Administrative Agent) at any time, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than any Excluded Property and subject to the Permitted Perfection Exception) and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, Permitted Liens).

(b)          Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.11 (b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

4.20       Solvency. The Borrower and its Restricted Subsidiaries, taken as a whole are, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.

4.21       Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

4.22       Patriot Act, etc. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.23       Real Estate. As of the Closing Date, Schedule 4.23 sets forth a true, complete and correct list in all material respects of all material Real Estate.

SECTION 5.             CONDITIONS PRECEDENT

5.1          Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder on the Closing Date was subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)          Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each

Foreign Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, (iii) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto and (iv) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(b)          Acquisition, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i)           The Acquisition shall have been consummated in accordance with the Acquisition Agreement and no provision there of shall have been waived, amended, supplemented or otherwise modified in any manner adverse to the Lenders without the consent of the Arranger; and

(ii)          the capital structure of each Loan Party after the Acquisition shall be as described in Schedule 4.15.

(c)          Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) the audited financial statements referred to in Section 4.1(b) and (c), and (iii) unaudited interim consolidated financial statements for each of the Borrower and the Acquired Business for each fiscal period ended subsequent to the date of the latest applicable financial statements referred to in clause (ii) of this paragraph as to which such financial statements are available.

(d)          Approvals. All material governmental and third party approvals necessary in connection with the Acquisition, the continuing operations of the Borrower and its Restricted Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(e)          Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrower, of the material Acquisition Documentation.

(f)           Termination of Existing Credit Facilities. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Existing Credit Facilities shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

(g)          Fees. The Lenders, the Arranger and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h)          Solvency Certificate. The Lenders shall have received a reasonably satisfactory Solvency Certificate substantially in the form attached hereto as Exhibit L, executed by the chief financial officer of the Borrower.

(i)           Lien Searches. The Administrative Agent shall have received the results of a recent Lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all assets of the Loan Parties and such other jurisdictions as the Administrative Agent may reasonably require.

(j)           Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(k)          Other Certifications. The Administrative Agent shall have received the following:

(i)           a copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii)          a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Loan Party’s charter on file in such office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction; and

(iii)         an electronic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service acceptable to the Administrative Agent.

(l)           Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)           the legal opinion of Winston & Strawn LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii)          the legal opinion of Freshfields Bruckhaus Deringer, German counsel to the German Borrower, substantially in the form of Exhibit F-2; and

(iii)        the legal opinion of local counsel with respect to each Mortgage delivered on the Closing Date.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(m)         Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock, if any, pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(n)          Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

(o)          Surveys. The Administrative Agent shall have received, and the title insurance company issuing the policy referred to in Section 5.1(p) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated not more than 180 days prior to the Closing Date unless the Title Insurance Company has agreed to delete its survey disclosure exception on the basis of an earlier survey by an independent professional land surveyor licensed in the jurisdiction in which the subject Mortgaged Property is located, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 or any subsequent year and meeting the accuracy requirements as defined therein, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: each survey shall (a) be a current “as-built” survey showing the location of any adjoining streets (including their widths and any pavement or other improvements), easements (including the recorded information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection and any encroachments; (b) locate all means of ingress and egress, certifying the amount of acreage and square footage, indicate the address of the property, contain the legal description of the property, and also contain a location sketch of the property; (c) show the location of all improvements as constructed on the property; (d) indicate the location of any improvements on the property with the dimensions in relations to the lot and building lines; (e) show measured distances from the improvements to be set back and specified distances from street or property lines in the event that deed restrictions, recorded plats or zoning ordinances require same; (f) designate all courses and distances referred to in the legal description, and indicate the names of all adjoining owners on all sides of the property, to the extent available; and (g) indicate the flood zone designation, if any, in which the property is located. The legal description of the applicable property shall be shown on the face of each survey, and the same shall conform to the legal description contained in the title policy described below.

(p)	Title Insurance.

(i)           The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on, and security interest in, such Mortgaged Property free and clear of all defects and encumbrances, except for Permitted Liens disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy with the creditors’ rights exceptions deleted – 2006 policy or 1970 form B (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance acceptable to the Administrative Agent, including, without limitation (to the extent applicable with respect to such Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity coverage; usury; closing business; subdivision; environmental protection lien; CLTA 119.2 and CLTA 119.3 (for leased Real Estate, only); and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by the Administrative Agent in connection with such Mortgaged Property, and (G) be issued by Chicago Title Insurance Company or such other title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(ii)          The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (i) above and a copy of all other material documents affecting the Mortgaged Properties.

(q)          Flood Insurance. The Administrative Agent shall have received with respect to any Mortgaged Property that has improvements located in a flood hazard area (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(r)           Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

Each Lender, by delivering its signature page to this Agreement or a Lender Addendum and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.

5.2          Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b)          No Default. No Default or Event of Default shall exist and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by, and issuance of a Letter of Credit by the applicable Issuing Lender at the request of, the Borrower or any Foreign Borrower, as applicable hereunder shall constitute a representation and warranty by the Borrower that as of the date of such extension of credit that the conditions contained in this section 5.2 have been satisfied.

5.3          Conditions to Effectiveness of Amendment and Restatement. The effectiveness of this Amendment and Restatement is subject to the satisfaction of the following conditions precedent:

(a)          the Administrative Agent shall have received (i) signed written authorization from each Lender to execute this Amendment on behalf of such Lenders, (ii) counterparts of this Agreement signed by each of the Borrower, any Foreign Borrower party hereto as of the Restatement Effective Date and the Administrative Agent, and (iii) counterparts of a Reaffirmation and Consent of the Guarantors executed by each of the Guarantors;

(b)          Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date;

(c)          the Administrative Agent shall have received payment in immediately available funds of all expenses incurred by the Administrative Agent (including, without limitation, legal fees) reimbursable hereunder and for which invoices have been presented;

(d)          the Administrative Agent shall have received executed legal opinions from counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent;

(e)          the Administrative Agent shall have received commitments with respect to the Tranche B Term Loan Euro Commitment in an aggregate amount equal to €75,000,000; and

(f)           the Administrative Agent shall have received such other documents, instruments and certificates as it may reasonably request.

SECTION 6.             AFFIRMATIVE COVENANTS

The Borrower and each Foreign Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Agent or the Arranger hereunder, each of the Borrower and each Foreign Borrower shall and shall cause each of its Restricted Subsidiaries (other than, except as set forth in Section 6.7, any Securitization Subsidiary) to:

6.1          Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a)          as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b)          as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and absence of footnotes);

(c)          simultaneously with the delivery of each set of financial statements referred to in Section 6.1(a) and (b), the related consolidated financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries, if any, from such consolidated financial statements.

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end audit adjustments and absence of footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2          Certificates; Other Information. Furnish to the Administrative Agent for distribution to each Lender:

(a)          concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements to the effect that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b)          concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Restricted Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, in writing, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c)          as soon as available, and in any event no later than 60 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)          within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e)          within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower or any of its Restricted Subsidiaries sends to the holders of any class of its debt securities which constitute Material Indebtedness and, within five days after the same are filed, copies of all financial statements and reports that the Borrower or any of its Restricted Subsidiaries may make to, or file with, the SEC; and

(f)           promptly, such additional financial and other information as any Lender may from time to time reasonably request, but subject to the obligations of Borrower or any of its Restricted Subsidiaries in reasonable confidentiality agreements to which the Borrower or any of its Restricted Subsidiaries is a party.

Documents required to be delivered pursuant to Section 6.1(a) or (b), Section 6.2 or Section 6.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.3          Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature in respect of tax obligations, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be.

6.4          Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence except to the extent permitted under Section 7.4 and, with respect to any Immaterial Subsidiary (which is not a Loan

Party or Foreign Borrower), as could not reasonably be expected to have a Material Adverse Effect and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5          Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so is consistent with industry practice, in the ordinary course of business and could not reasonably be expected to have a Material Adverse Effect and (b) (i) maintain with financially sound and reputable insurance companies insurance on all its Property meeting the requirements of Section 5.3 of the Guarantee and Collateral Agreement and in at in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6          Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries to permit financial statements to be prepared in accordance with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect during normal business hours any of its properties and examine and, at the Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and with their respective independent certified public accountants; provided that each Lender shall provide the Borrower with reasonable written notice prior to any visit or inspection. Visits and audits by the Administrative Agent and the Lenders to the Borrower and its Restricted Subsidiaries shall be at the expense of the Administrative Agent or such Lender, as the case may be except that (i) the Borrower shall pay for not more than one visit per calendar year by the Administrative Agent (if no Event of Default exists and is continuing) and (ii) the Borrower shall pay for any visit by the Administrative Agent or the Lenders if an Event of Default exists and is continuing.

6.7	Notices. Promptly give notice to the Administrative Agent of:
(a)	the occurrence of any Default or Event of Default;

(b)          any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $15,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought and such injunctive relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(c)          the occurrence of any development, event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8          Environmental Laws. (a)  Except to the extent that could not reasonably be expected to have a Material Adverse Effect (a) comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and maintain and make good faith efforts to ensure that all tenants and subtenants obtain and maintain all Environmental Permits required by applicable Environmental Laws.

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders of all Governmental Authorities regarding Environmental Laws.

6.9          Interest Rate Protection. In the case of the Borrower, prior to or within nine (9) months after the Closing Date, enter into Hedge Agreements to the extent necessary to provide that at least 40% of the aggregate principal amount of its Funded Debt (excluding, for the avoidance of doubt, amounts outstanding under the Revolving Credit Facility or the German Revolving Credit Facility) is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

6.10       Additional Collateral, etc. (a)  With respect to any Property acquired after the Closing Date by any Loan Party (other than (x) any Property described in paragraph (b) or paragraph (c) of this Section, and (y) any Property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien (other than by reason of such Property being Excluded Property), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)          With respect to any fee interest (or leasehold interest, to the extent such leasehold is created under a triple net ground lease or similar transaction) in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance, complying with the provisions of Section 5.1(p), covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA or comparable survey thereof reasonably acceptable to the Administrative Agent or complying with the provisions of Section 5.1(o), together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)          With respect to any new Subsidiary (other than an Excluded Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary or that ceases to be an Immaterial Subsidiary), by the Borrower or any of its Restricted Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any of its Restricted Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Offices, the execution and delivery by all necessary persons of control agreements, and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)          With respect to any new first-tier Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Domestic Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any of its Domestic Subsidiaries (other than any Excluded Subsidiaries), (ii) deliver to the Administrative Agent the certificates representing such pledged Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)          Notwithstanding anything to the contrary in this Section 6.10, paragraphs (a), (b), (c) and (d) of this Section 6.10 shall not apply to any Property created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its reasonable discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein. In addition, nothing in this Section 6.10 shall be construed to require the perfection of any Lien on Excluded Property.

6.11       Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 4.16.

6.12       Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.13       Maintenance of Ratings. At all times, use commercially reasonable efforts to maintain a corporate family rating and a rating with respect to its senior secured debt issued by Moody’s and a corporate rating and a rating with respect to its senior secured debt issued by S&P.

6.14       Post-Closing Obligations. Comply with all of the obligations set forth in Schedule 6.14.

SECTION 7.             NEGATIVE COVENANTS

The Borrower and each Foreign Borrower agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Agent or the Arranger hereunder, the Borrower and each Foreign Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1          Maximum Consolidated Leverage Ratio. Maintain a Consolidated Leverage Ratio, as determined as of the last day of each fiscal quarter, of more than 4.00 to 1.00 through the end of the fiscal quarter ending December 31, 2008 and of 3.50 to 1.00 thereafter.

7.2          Limitation on Indebtedness. (i)  Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness); provided that so long as no Event of Default has occurred and is continuing the Borrower and any Subsidiary Guarantor (A) may incur Indebtedness (including Acquired Indebtedness) if the Borrower would be in compliance with Section 7.1, for the Borrower’s most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.1, determined on a Pro Forma Basis and (B) may incur Indebtedness constituting a Permitted Refinancing of Indebtedness incurred under (A) above.

(ii)          The limitations set forth in clause (i) of this Section 7.2 shall not apply to any of the following items:

(a)          Unsecured Indebtedness of the Borrower, provided that (i) the Net Cash Proceeds thereof are used to prepay Term Loans, (ii) no part of the principal part of such Indebtedness shall have a maturity date earlier than six months after the final maturity of the Loans hereunder, (iii) at the time of incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist and be continuing and (iv) the documentation governing such Indebtedness contains covenants, events of default and remedies at the time of issuance substantially similar to “high-yield” securities issued by companies of comparable size, credit rating and capitalization (including, without limitation, having in place a senior secured credit facility).

(b)	Indebtedness pursuant to any Loan Document;

(c)          To the extent permitted by Section 7.8(c) or (m), Indebtedness of the Borrower to any Restricted Subsidiary, and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary provided that all such Indebtedness of any Loan Party owed to a Person that is not a Loan Party shall be subject to and evidenced by the Subordinated Intercompany Note, and all such Indebtedness owed to a Loan Party is subject to the first priority security interest of the Administrative Agent;

(d)          (i) Indebtedness described on Schedule 7.2(d) and (ii) additional Indebtedness outstanding on the Closing Date, and not listed on Schedule 7.2(d), to the extent such Indebtedness does not exceed $5,000,000 in the aggregate, and any refinancings, refundings, renewals or extensions of the Indebtedness listed in clauses (i) or (ii) of this Section 7.2(d) (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e)          Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section

7.2(e), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.2);

(f)           Indebtedness (including without limitation Capital Lease Obligations) incurred by the Borrower or any of the Restricted Subsidiaries secured by Liens permitted by Section 7.3(g) and any Permitted Refinancing thereof in an aggregate outstanding principal amount that, when added to the principal amount of Indebtedness outstanding under clause (g), does not to exceed 5% of Total Assets;

(g)          Indebtedness of the Borrower or any Restricted Subsidiary acquired pursuant to, or assumed in connection with, any Permitted Acquisition; and any Permitted Refinancing thereof provided that such Indebtedness was not incurred (x) to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions constituting such Permitted Acquisition or (y) otherwise incurred in connection with, or in contemplation of, such Permitted Acquisition; the aggregate outstanding principal amount thereof, when added to the principal amount of Indebtedness outstanding under clause (f) does not exceed 5% of Total Assets;

(h)          Indebtedness incurred in the ordinary course of business with respect to surety and appeal bonds, performance and insurance bonds and other similar obligations;

(i)           Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates;

(j)           Indebtedness incurred by a Foreign Subsidiary under Local Facilities which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (j) and then outstanding, does not exceed the sum of (i) an amount that when added to the outstanding amount of the German Revolving Credit Facility, does not exceed $65,000,000 plus (ii) $50,000,000;

(k)          Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Loan Parties and Standard Securitization Undertakings and Indebtedness of Foreign Subsidiaries consisting of limited recourse obligations incurred in the ordinary course pursuant to standard documentations governing Foreign Factoring Transactions; provided that an equivalent amount of Indebtedness would be permitted to be incurred by the Borrower pursuant to Section 7.2(i); and

(l)           Indebtedness incurred by the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (l) and then outstanding, does not at any one time outstanding exceed 5% of Total Assets.

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described in subclauses (a) through (l) of this Section 7.2(ii) or is entitled to be incurred pursuant to clause (i) of this Section 7.2, the Borrower, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness or Disqualified Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one or more of the above clauses at such time.

7.3          Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)          Liens for taxes, assessments or governmental charges not yet overdue for a period of more than 45 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)          Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained in the books of the applicable Loan Party, in conformity with GAAP;

(c)          pledges, deposits or letters of credit issued (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or regulations or (ii) securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)          deposits by or on behalf of the Borrower or any of its Subsidiaries to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)           (i) Liens in existence on the Closing Date and listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(ii)(d); provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased and (ii) other Liens (which do not secure Indebtedness) described on Schedule 7.3(f), provided that no such Lien is spread to cover any additional Property after the Closing Date;

(g)          Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(ii)(f) to finance the development, construction, purchase, lease, repair, addition to or improvement of property (real or personal), equipment or other fixed or capital assets, provided that (i) such Liens shall be created within 180 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price of such fixed or capital asset;

(h)	Liens created pursuant to the Security Documents;

(i)           leases, subleases, licenses and sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries, do not secure any Indebtedness and could not reasonably be expected to have a Material Adverse Effect;

(j)	[Intentionally Omitted];

(k)          Liens in connection with attachments or judgments in circumstances not constituting an Event of Default under Section 8(h);

(l)           Liens on assets of Foreign Subsidiaries securing obligations under Local Facilities permitted under Section 7.2(ii)(k);

(m)         Liens on the property or assets of a Person which becomes a Restricted Subsidiary of the Borrower after the Closing Date or is acquired by the Borrower or its Subsidiaries after the Closing Date, securing Indebtedness permitted by Section 7.2(ii)(g); provided that (i) such Liens existed at the time such Person became a Restricted Subsidiary of the Borrower, (ii) such Liens were not granted in connection with or in contemplation of the applicable Permitted Acquisition and (iii) the amount of Indebtedness secured thereby is not increased and such Liens are not expanded to cover additional Property (other than proceeds thereof);

(n)          Liens consistent with those arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash in favor of banks or other depository institutions in the ordinary course of business;

(o)          Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing; and Liens arising in the ordinary course pursuant to standard documentation evidencing any Foreign Factoring Transaction;

(p)          Liens arising from financing statement filings under the UCC or similar state or provincial laws regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(q)          Liens that are contractual rights of setoff (i) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business; and

(r)           other Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed 5% of Total Assets; provided that to the extent such Liens are on assets constituting Collateral, such Liens may secure Material Indebtedness only if such Liens are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

7.4          Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)          any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith);

(b)          any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Restricted Subsidiary Guarantor;

(c)          any Immaterial Subsidiary of the Borrower (i) may be merged or consolidated with or into the Borrower or any other Immaterial Subsidiary of the Borrower and (ii) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) pro rata to its equity holders;

(d)          (i) any Foreign Subsidiary of the Borrower may be merged or consolidated with or into any other Foreign Subsidiary of the Borrower; provided that if such merger or consolidation involves any Foreign Borrower, such Foreign Borrower shall be the continuing or surviving corporation and (ii) any Foreign Subsidiary of the Borrower, other than any Foreign Borrower, may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) pro rata to its equity holders;

(e)          The Borrower or any Restricted Subsidiary may consummate a Disposition of any other Restricted Subsidiary (excluding any Foreign Borrower) of the Borrower (or any Disposition of all or substantially all of the assets of such Restricted Subsidiary) otherwise permitted by Section 7.5(d); and

(f)           The Borrower or any Restricted Subsidiary may consummate any Investment otherwise permitted by Section 7.8(h) or (m) by merger or consolidation, provided that if (i) such merger or consolidation involves the Borrower, the Borrower is the continuing or surviving corporation, (ii) if such merger or consolidation involves any Foreign Borrower, such Foreign Borrower is the continuing or surviving corporation and (iii) if such merger or consolidation involves a Subsidiary Guarantor, such Subsidiary Guarantor is the continuing or surviving corporation except to the extent the Borrower could make an equivalent investment in a non-Guarantor pursuant to Section 7.8.

7.5          Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)          the Disposition of obsolete, uneconomical or worn out property or property that is damaged, worn out or no longer useful or used in such Person’s business, in each case in the ordinary course of business (including the abandonment or termination of leasehold interests in the ordinary course of business) and any other Disposition in the ordinary course of business involving consideration less than $1,000,000;

(b)	the sale of inventory in the ordinary course of business;
(c)	Dispositions permitted by Section 7.4(b), (c)(ii), or (d)(ii);

(d)          the sale of the Borrower’s treasury stock and the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e)          the Disposition of any assets; provided that (i) the aggregate proceeds received from all assets so sold, leased or disposed of in any fiscal year (except as otherwise permitted by this Section 7.5), shall not exceed 7.5% of Total Assets; provided, however, to the extent that the Net Cash Proceeds of any Disposition that are not required to be used to prepay the Loans pursuant to Section 2.12 are used to acquire or repair assets in the time period prescribed by Section 2.12, such Disposition shall be disregarded for purposes of calculations pursuant to this Section 7.5 (and shall otherwise be deemed to be permitted under this Section 7.5) to the extent of the reinvested proceeds, from and after the date of such reinvestment, (ii) such sale, lease or other disposition shall be for fair market value and (iii) the cash consideration received in respect thereof shall be not less than 75% of such fair market value;

(f)           Dispositions of Property constituting Investments permitted under Section 7.8 and Dispositions of Property constituting Restricted Payments permitted by Section 7.6;

(g)          the Borrower and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which the Borrower or Restricted Subsidiary may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables);

(h)          the Borrower and its Restricted Subsidiaries may enter into licenses or sublicenses of software, trademarks and other Intellectual Property and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Person and could not reasonably be expected to have a Material Adverse Effect;

(i)	any Recovery Event;

(j)           any Disposition of Securitization Assets to a Securitization Subsidiary; or

(k)          any issuance or sale of Capital Stock of, or Indebtedness or other securities of, an Unrestricted Subsidiary.

7.6          Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the

Borrower or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Restricted Subsidiaries (collectively, “Restricted Payments”), except that:

(a)          any Restricted Subsidiary may make Restricted Payments to the Borrower, to its equity owners generally;

(b)          the Borrower may make Restricted Payments in the form of common stock of the Borrower;

(c)          the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers, directors or employees of the Borrower or any Restricted Subsidiary upon the death, disability of termination of employment of such officer or employer, provided, that the aggregate amount of payments under this paragraph subsequent to the Closing Date (net of any proceeds received by the Borrower subsequent to the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $ 10,000,000;

(d)          so long as no Default or Event of Default shall exist and be continuing the Borrower may make Restricted Payments (i) in an aggregate amount since the Closing Date not to exceed $50,000,000 and (ii) from the then applicable Available Amount;

(e)          the Borrower may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(f)           In addition to Restricted Payments permitted by clauses (d) and (e) above, the Borrower may pay cash dividends to the holders of its Capital Stock at a rate not to exceed $.0.20 per share per annum (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transactions made after the Closing Date so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction);

(g)          the Borrower may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants and may repurchase restricted common stock held by present or former officers, directors or employees to the extent representing such Person’s tax liability for vested restricted stock;

(h)          the Borrower and its Restricted Subsidiaries may declare and pay dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued in accordance with Section 7.2 and repurchase or redeem Disqualified Stock with the proceeds of any Permitted Refinancing thereof; and

(i)           the distribution, as a dividend or otherwise (and the declaration of such dividend), of Capital Stock of, or Indebtedness issued to the Borrower or a Restricted Subsidiary by, any Unrestricted Subsidiary.

7.7          Limitation of Designation of Unrestricted Subsidiaries. Permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the definition of “Investment”. Such designation shall be permitted only if such Investment by the Borrower and its Restricted Subsidiaries is permitted pursuant to Section 7.8 and if such Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.

7.8          Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)	extensions of trade credit in the ordinary course of business;
(b)	investments in Cash Equivalents;

(c)          Investments consisting of Indebtedness incurred pursuant to Section 7.2(ii)(c) and Guarantee Obligations under Section 7.2(ii)(e); provided that the aggregate outstanding amount of such Investments (but including Guarantee Obligations only to the extent called upon by the beneficiary thereof) by any Loan Party in any Subsidiary that is not a Loan Party shall not exceed $100,000,000;

(d)          loans and advances to employees of the Borrower or any Restricted Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for not to exceed $10,000,000 at any one time outstanding;

(e)          the Acquisition including those transactions set forth on Schedule 7.8;

(f)           Investments in assets useful in the Borrower’s or the applicable Restricted Subsidiary’s business made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount, provided that to the extent such Investment also constitutes an Investment by a Loan Party to a Subsidiary which is not a Loan Party, such Investment is permitted by another clause of this Section 7.8;

(g)          Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Guarantor;

(h)          the purchase or other acquisition of Property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.8(h) (each, a “Permitted Acquisition”):

(i)           to the extent required by Section 6.10 and subject to Section 7.3(m), substantially all Property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Restricted Subsidiary and the subsidiaries of such created or acquired Restricted Subsidiary) shall be a Subsidiary Guarantor;

(ii)          any Investment in Subsidiaries that are not Guarantor Subsidiaries which is necessary to consummate such acquisition is permitted by another clause of this Section 7.8, and

(iii)        (A) immediately before and after giving pro forma effect to any such purchase or other acquisition, no Default shall exist and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and the Restricted Subsidiaries shall have a Consolidated Leverage Ratio of not more than 4.00 to 1.00 through the end of the fiscal quarter ending December 31, 2008 or 3.50 to 1.00 thereafter, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(a) or (b) on a Pro Forma Basis and evidenced by a certificate from the chief financial officer of the Borrower demonstrating such compliance calculation in reasonable detail;

(i)           any Investments received in consideration for an asset sale permitted by Section 7.5;

(j)           Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;

(k)          any Investments in joint venture agreements or Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed at any time $50,000,000;

(l)           (i) Investments in a Securitization Subsidiary in connection with a Qualified Securitization Financing; provided that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as common equity, and (ii) payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; and

(m)         in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries (i) in an aggregate outstanding amount not to exceed, at any time 5% of Total Assets and (ii) with the then applicable Available Amount.

7.9	[Intentionally Omitted]

7.10       Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary) unless such transaction is otherwise permitted under this Agreement and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate provided that the foregoing restriction shall not apply to (a) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing, or (b) transactions set forth in Schedule 7.10.

7.11       Limitation on Sales and Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary (each such arrangement, a “Sale and Leaseback Transaction”) except to the extent that the sale of such assets is permitted by Section 7.5 and the aggregate amount of any Attributable Indebtedness is permitted by Section 7.2.

7.12       Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13       Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.13) are listed on Schedule 7.13 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that ceases to become an Unrestricted Subsidiary, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.2, (iv) arise in connection with any Lien permitted by Section 7.3 or any Disposition permitted by Section 7.5, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) solely with respect to clause (b), any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), agreements entered into with respect to other Indebtedness permitted to be incurred by Section 7.2(ii)(l) and to be secured by a Lien pursuant to Section 7.3(r) to the extent the prohibition or restriction is only applicable to the assets which secure such Indebtedness, and customary non-assignment provisions in leases, joint venture agreements and other contracts entered into in the ordinary course of business, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary, (ix) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) arise in connection with cash or other deposits permitted under Section 7.3, (xii) arise solely as a result of a Requirement of Law or (xiii) are set forth in the agreements governing any Qualified Securitization Financing with respect to any Securitization Subsidiary or in any agreements governing Foreign Factoring Transactions.

7.14       Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date (after giving effect to the Acquisition) or that are reasonably related thereto.

7.15	Limitations with Regards to the German Borrower and German Parties .

(a)          Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 , 7.10, 7.11, 7.12, 7.13 and 7.14 (as in effect from time to time, the “Relevant Restrictive Covenants”) shall not apply to the German Borrower or any of its Subsidiaries from time to time which is incorporated in Germany or any other Subsidiary of any Loan Party incorporated in Germany (a “German Party”).

(b)          The Borrower shall give the Administrative Agent no less than thirty (30) Business Days’ prior written notice of the intention of any direct shareholder of the German Borrower or a German Party to carry out any of the acts or take any of the steps prohibited by the Relevant Restrictive Covenants explaining if and how such steps might affect the financial situation of the German Borrower or any German Party, or any Lender’s risk and security position.

(c)          The Administrative Agent shall be entitled within fifteen (15) Business Days of receipt of the Borrowers’ notice pursuant to Section 7.15(b) to request the German Borrower or the relevant German Party to supply the Administrative Agent with sufficient copies for each Lender of any further relevant information in connection with the proposed action or steps referred to in such notice.

(d)          The Administrative Agent shall notify the Borrower within fifteen (15) Business Days of receipt of the Borrower’s notice under Section 7.15(b) or if additional information has been requested by the Administrative Agent within the prescribed time, within fifteen (15) Business Days of receipt of such information, whether the proposed action or steps under Section 7.15(b) are or would be, in the reasonable opinion of the Administrative Agent, acting on the instructions of the Required Lenders, likely to have a Material Adverse Effect on any Lender’s risk or security position.

(e)          If the proposed action or step under Section 7.15(b) is so considered by the Administrative Agent (acting in accordance therein) to have a material adverse consequences for the Lender’s risk or security position and the German Borrower or the relevant German Party nevertheless takes such action or steps under Section 7.15(b), the Administrative Agent shall be entitled to take (and, if so instructed by the Required Lenders shall take) the actions set out in Section 8(l).

SECTION 8.             EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)          The Borrower or any Foreign Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower or any Foreign Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)          Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)          (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower and each Foreign Borrower only), Section 6.7(a) or Section 7; or

(d)          Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days or, with respect to a Default under Section 6.1(a) or 6.1(b), 15 days, after receipt by the Borrower of notice from the Administrative Agent; or

(e)          the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) shall (i) default in making any payment of any principal of any Material Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans, Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f)           (i) The Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) with respect to the German Borrower or any German Party, the application for insolvency proceedings within the meaning of section 13 German Insolvency Act (Insolvenzordnung); or

(g)          (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower payments pursuant to any Plan that is an employee welfare benefit plan (as defined in Section 3.1 of ERISA) that provides benefits to retired employees (or their dependents) that, in the aggregate, would have a Material Adverse Effect with respect to such fiscal year, (vii) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower contributions to any Single

Employer Plan or Multiemployer Plan that, in the aggregate, would have a Material Adverse Effect with respect to such fiscal year or (viii) any other similar event or condition shall occur or exist with respect to a Plan or any Foreign Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)          One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) involving for the Borrower and its Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified of and has not denied coverage of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)           Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien securing an amount greater than $35,000,000 created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby and such default shall affect Collateral with a value in excess of $35,000,000 in Administrative Agent’s reasonable determination; or

(j)           The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)	Any Change of Control shall occur; or

(l)           A German Party does not comply with a Relevant Restrictive Covenant after the Administrative Agent has confirmed within the periods set out in Section 7.15 that it considers the relevant action or step to have Material Adverse Effect on the Lenders risk or security position;

then, and in any such event, (A) solely with respect to the Obligations of the Borrower and each Subsidiary Guarantor, if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, and, with respect to the Obligations of any Foreign Borrower, any Event of Default, either or both of the following action may be taken: with the consent of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare Revolving Credit Commitments to be terminated forthwith (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and the Revolving Credit Commitments shall immediately terminate. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit, in the currency in which such Letter of Credit is issued (and the Borrower and each Foreign Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower or any Foreign Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower or any Foreign Borrower hereunder and under the other Loan Documents. As such Letters of Credit expire or are fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower or any Foreign Borrower hereunder and under the other Loan Documents shall have been paid in full for such Letter of Credit, the balance, if any, in such cash collateral account related to such Letter of Credit shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). In the case of all German Letters of Credit with respect to which presentment for honor shall not have occurred, the German Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds in Euros equal to the aggregate then undrawn and unexpired amount of such German Letters of Credit (and the German Borrower hereby grants to the Administrative Agent, for the ratable benefit of the German Revolving Credit Lenders, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such German Letters of Credit and all other Obligations of the German Borrower). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding German Letters of Credit, the German Borrower, shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account with respect to German Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such German Letters of Credit, and the unused portion thereof after all such German Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the German Borrower hereunder and under the other Loan Documents. As such German Letters of Credit expire or are fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the German Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to German Borrower(or such other Person as may be lawfully entitled thereto).

SECTION 9.             THE AGENTS; THE ARRANGER

9.1          Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2          Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3          Exculpatory Provisions. Neither the Arranger, any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arranger, the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4          Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate,

affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5          Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, the Borrower or a Foreign Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6          Non-Reliance on the Arranger, the Agents and Other Lenders. Each Lender expressly acknowledges that neither the Arranger, any of the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Arranger, any Agent to any Lender. Each Lender represents to the Agents and the Arranger that it has, independently and without reliance upon the Arranger, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans (and in the case of any Issuing Lender, to issue its Letters of Credit) hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Arranger, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Arranger and no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Arranger or Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or Affiliates.

9.7          Indemnification. The Lenders agree to indemnify the Arranger and each Agent in its capacity as such (to the extent not reimbursed by the Borrower or any Foreign Borrower and without limiting the obligation of the Borrower or any Foreign Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save the Arranger and each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Arranger or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Arranger or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Arranger’s or such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8          Arranger and Agent in their Individual Capacities. The Arranger and each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Arranger or such Agent were not an Arranger or an Agent. With respect to its Loans made or renewed by it and with respect to any Letters of Credit issued or participated in by it, the Arranger and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or an Agent, and the terms “Lender” and “Lenders” shall include the Arranger and each Agent in their individual capacities.

9.9          Successor Agents. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a)

or Section 8(f) with respect to the Borrower shall exist and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The German Agent may resign as German Agent upon 10 days notice to the Lenders, the Borrower and the German Borrower. If the German Agent shall resign as German Agent under this Agreement and the other Loan Documents, then a majority of the German Lenders shall appoint from among the German Lenders a successor agent for the German Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the German Agent, and the term “German Agent” shall mean such successor agent effective upon such appointment and approval, and the former German Agent’s rights, powers and duties as German Agent shall be terminated, without any other or further act or deed on the part of such former German Agent or any of the parties to this Agreement or any holders of the Loans or issuers of German Letters of Credit. If no successor agent has accepted appointment as German Agent by the date that is 10 days following a retiring German Agent’s notice of resignation, the retiring German Agent’s resignation shall nevertheless thereupon become effective, and the German Lenders shall assume and perform all of the duties of the German Agent hereunder until such time, if any, as the such Lenders appoint a successor agent as provided for above. Any Syndication Agent and any Documentation Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent or Documentation Agent, as applicable, hereunder, whereupon the duties, rights, obligations and responsibilities of such Syndication Agent or Documentation Agent, as applicable, hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Arranger, any Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10       Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

9.11       The Arranger; the Syndication Agents, the Documentation Agents. The Arranger, the Syndication Agents and the Documentation Agents, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

9.12       Withholding Tax. (a)  To the extent required by any applicable law, any Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by

Section 2.20 are not properly delivered to the Administrative Agent, then the applicable Agent may withhold from any interest payment to any Lender not properly providing such forms or other documentation, a maximum amount of the applicable withholding tax.

(b)          If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c)          If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.20 and 9.12; provided that with respect to any Participant, as set forth in Section 10.6(b), such Participant shall only be required to comply with the requirements of Sections 2.20 and 9.12 if such Participant seeks to obtain the benefits of Section 2.20.

SECTION 10.          MISCELLANEOUS

10.1       Amendments and Waivers. (a)  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or as set forth in Section 2.25. The Required Lenders and each Loan Party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (1) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (2) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)           forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or other amount payable hereunder (other than waivers of default interest) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, or change the currency in which such Loan or Reimbursement Obligation is payable in each case without the consent of each Lender directly affected thereby;

(ii)	amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either the Borrower or any Foreign Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

(iii)        reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(iv)         amend, modify or waive any provision of Section 9 or any other provision of any Loan Document affecting the rights, duties and obligations of the Arranger or any Agent without the consent of the Arranger or Agent directly affected thereby;

(v)          amend, modify or waive the pro rata provisions of Section 2.18 without the consent of each Lender directly affected thereby;

(vi)         amend, modify or waive any provision of Section 2.7 without the written consent of the applicable Swing Line Lender;

(vii)       amend, modify or waive any provision of Section 3A, 3B, and 3C without the consent of each Issuing Lender directly affected thereby; and

(viii)      impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Arranger, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Arranger and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the

Lenders holding such credit facilities in any determination of the Required Lenders, the Majority Revolving Credit Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Tranche (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loan Tranche”) hereunder, provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing. For the avoidance of doubt, immediately after giving effect to such Replacement Term Loan Tranche, the Lenders providing such tranche may, to the extent otherwise permitted by this Section 10.1(a), further amend this Agreement.

(b)          In addition to amendments effected pursuant to the foregoing paragraph (a): (1) Schedules 1.1(c) and 1.1(d) may be amended as follows:

(i)           Schedule 1.1(c) may be amended to add Subsidiaries of the Borrower as additional Foreign Borrowers upon (A) execution and delivery by the Borrower, any such Foreign Borrower and the Administrative Agent, of a Foreign Borrower Joinder Amendment providing for any such Subsidiary to become a Foreign Borrower, and (B) delivery to the Administrative Agent of (I) a Foreign Borrower Opinion in respect of such additional Foreign Borrower and (II) such other documents with respect thereto as the Administrative Agent shall reasonably request. The Administrative Agent shall be under no obligation to execute such Foreign Borrower Joinder Amendment except with the approval of all the Multicurrency Lenders.

(ii)          Schedule 1.1(c) may be amended to remove any Subsidiary as a Foreign Borrower or to replace the German Borrower with DBT GmbH upon (A) execution and delivery by the Borrower of a written amendment providing for such amendment and (B) repayment in full of all outstanding Obligations of such Foreign Borrower or such German Borrower (or assumption by DBT GmBH of the Obligations of the German Borrower) and, unless cash collateralized in a manner and in an amount reasonably acceptable to the relevant Issuing Lender, the termination of Letters of Credit with respect to which such Foreign Borrower is the account party.

(iii)	Schedule 1.1(d) may be amended to add Available Foreign

Currencies (and related interest rate definitions and administrative information) with the approval of all the Multicurrency Lenders, in each case, upon execution and delivery by the Borrower and the Administrative Agent of a written amendment providing for such amendment.

(iv)         Schedule 1.1(d) may be amended to conform any funding time, payment time or notice time contained therein to then-prevailing market practices, upon execution and delivery by the Borrower and the Administrative Agent of a written amendment providing for such amendment.

(v)          Schedule 1.1(d) may be amended to change any interest rate definition contained therein, upon execution and delivery by the Borrower, all the Multicurrency Lenders and the Administrative Agent of a written amendment providing for such amendment; and

(2) Section 3C and any related definitions may be amended by to permit the issuance of German Letters of Credit and the borrowing of German Revolving Credit Loans in currencies other than Euro, in each case, upon the execution and delivery by the Borrower, the German Borrower, the Administrative Agent, the German Administrative Agent, the German Issuing Lender and each of the German Lenders of a written amendment providing for such amendment.

10.2       Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, any Foreign Borrower, or the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, including any Issuing Lender, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower and any	Bucyrus International, Inc.
Foreign Borrower:	1100 Milwaukee Avenue

South Milwaukee, WI 53172-0500

Attention: Treasurer

Telecopy: (414) 768-4982

Telephone: (414) 768-4126

with a copy to:

Bucyrus International, Inc.

1100 Milwaukee Avenue

South Milwaukee, WI 53172-0500

Attention: Law Department

The Administrative Agent:	Lehman Commercial Paper Inc.

745 Seventh Avenue

16th Floor

New York, New York 10019

Attention: Maritza Ospina

Telecopy: (646) 758-4648

Telephone: (212) 526-6590

with a copy to:

Lehman Brothers

745 7th Avenue

5th Floor

New York, New York 10019

Attention: Craig J. Malloy

Telecopy: (646) 758-4617

Telephone: (212) 526-7150

with a copy to

The German Agent:	Lehman Brothers Bankhaus AG

25 Bank Street, 11th Floor

London, U.K.

E14 5LE

Attention: Claudia Small

Telecopy: 44-20-710-25520

Telephone: 44-20-906-79908

provided that any notice, request or demand to or upon the Arranger, any Agent, any Issuing Lender or any Lender shall not be effective until received.

10.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4       Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5       Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Arranger and the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of SyndTrak, Intralinks or similar electronic platform, (b) to pay or reimburse each Lender, the Arranger and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender, the Arranger and the Agents for, and hold each Lender, the Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arranger, each Agent, their respective Affiliates, and their respective officers, directors, trustees, employees, Affiliates, shareholders, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the reasonable fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that neither the Borrower or any Foreign Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems (including materials obtained through Intralinks or other similar information systems) that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower and each Foreign Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6       Successors and Assigns; Participations and Assignments. (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, each Foreign Borrower, the Lenders, the Arranger, the Agents, all future holders of the Loans and their respective successors and assigns, except that neither the Borrower nor any Foreign Borrower may assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Arranger, the Agents and each Lender.

(b)          Any Lender may, without the consent of the Borrower, each Foreign Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. Each of the Borrower and each Foreign Borrower agree that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. Each of the Borrower and each Foreign Borrower also agree that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and Section 9.12, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)          Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any

Lender or any Affiliate or Related Fund thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained by the Administrative Agent or its Affiliates) to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Borrower, each Foreign Borrower the Administrative Agent, an Issuing Lender, or a Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof or any Related Fund) shall be in an aggregate principal amount of less than $1,000,000 with respect to Term Loans, $5,000,000 with respect to any Revolving Credit Facility (other than the German Revolving Credit Facility) and €5,000,000 with respect to the German Revolving Credit Facility (other than in each case, in the case of an assignment of all of a Lender’s interests under this Agreement)), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20, 2.21, 9.12 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, neither the consent of the Borrower nor any Foreign Borrower shall be required for any assignment that occurs at any time when any Event of Default shall exist and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d)          The Administrative Agent shall, on behalf of the Borrower and each Foreign Borrower, maintain at its address referred to in Section 10.2 or in the Administrative Schedules as applicable a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Foreign Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower or any Foreign Borrower, as applicable, marked “canceled”. The Register shall be available for inspection by the Borrower, each Foreign Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment and provided that the Administrative Agent may waive such fee in its sole discretion), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. The Borrower or any Foreign Borrower, as applicable, at their own expense, upon request, shall promptly execute and deliver to the Administrative Agent (in exchange for the applicable Term Notes and/or Revolving Credit Notes, as the case may be, of the assigning Lender) a new Term Note and/or Revolving Credit Note, as the case may be, to such Assignee in an amount equal to the applicable Term Loans, Dollar Revolving Credit Commitment, Multicurrency Revolving Credit Commitment and/or German Revolving Credit Commitment, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Term Loans, Revolving Credit Commitments and/or German Revolving Credit Commitments, as the case may be, upon request, a new Term Note and/or Revolving Credit Note, as the case may be, to the Assignor in an amount equal to the Term Loans, Dollar Revolving Credit Commitments, Multicurrency Revolving Credit Commitment and/or German Revolving Credit Commitments, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)           For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law and any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender (or any trustee for or any other representative of such holders).

(g)          Notwithstanding anything to the contrary contained herein, any Lender (a ”Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower or any Foreign Borrower, as applicable, the option to provide to the Borrower or any Foreign Borrower, as applicable, all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower or any Foreign Borrower, as applicable, pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting

Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower or any Foreign Borrower, as applicable, and the applicable Agents and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower or any Foreign Borrower may be disclosed only with the Borrower’s or any Foreign Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7       Adjustments; Set-off. (a)  Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10     Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, each Foreign Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11     Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12     Submission To Jurisdiction; Waivers. Each of the Borrower and each Foreign Borrower hereby irrevocably and unconditionally:

(a)          submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or any Foreign Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13     Acknowledgments. Each of the Borrower and each Foreign Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any Foreign Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower and any Foreign Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower, any Foreign Borrower and the Lenders.

10.14     Confidentiality. Each of the Arranger, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent the Arranger, any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any Affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.15     Release of Collateral and Guarantee Obligations. (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that the Administrative Agent shall not be required to deliver instruments evidencing such release prior to the date ten Business Days (or such shorter period of time as the Administrative Agent may agree) following the date that the Borrower delivers to the Administrative Agent a written request for release identifying the relevant Collateral being Disposed of in such Disposition, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)          Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement and contingent obligations not then due and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or such Letters of Credit have been cash collateralized in a manner and in an amount reasonably acceptable to the relevant Issuing Lender), upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16     Conflicts. In the event that there exists a conflict between provisions in this Agreement and provisions in any other Loan Document, the provisions of this Agreement control.

10.17     Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

10.18     WAIVERS OF JURY TRIAL. THE BORROWER, THE ARRANGER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR

PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower or any Foreign Borrower, as applicable, in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the relevant Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the relevant Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, such Lender from the Borrower or any Foreign Borrower, as applicable, in the Agreement Currency, each of the Borrower or any Foreign Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, or such Lender in such currency, the Administrative Agent, or such Lender agrees to return the amount of any excess to the Borrower or any Foreign Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20     Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, each Foreign Borrower, and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, each Foreign Borrower, and each Guarantor which information includes the name and address of the Borrower, each Foreign Borrower, and each Guarantor and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower, each Foreign Borrower, and each Guarantor in accordance with the Patriot Act.

SECTION 11. DEBT ALLOCATION MECHANISM

11.1       Implementation of DAM. (a)  (i) on the DAM Exchange Date, all Loans outstanding in an Available Foreign Currency or in Euros (“Loans to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the DAM Exchange Date) (“Converted Loans”), and (ii) on the DAM Exchange Date (with respect to Loans described in the foregoing clause (i)) to the extent necessary to cause the Revolving Credit Percentages and Term Loan Percentages for each Lender to be equal with respect to Loans under each Facility for such Lender after giving effect to the purchase and sale of participating interests under this clause, each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell in Dollars a participating interest in the Loans (including such Converted Loans) in an amount equal to its DAM

Percentage of the outstanding principal amount of the Loans (including Converted Loans). All Converted Loans shall bear interest at the rate which would otherwise be applicable to Base Rate Loans. Each Lender and the Borrower and each Foreign Borrower hereby consents and agrees to the DAM Exchange, and each Lender agrees that the DAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. The Borrower and each Foreign Borrower agree from time to time to execute and deliver to Agents all instruments and documents as any such Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the DAM Exchange.

(b)          If, for any reason, the Loans to be Converted may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 11.1, (i) the Administrative Agent shall determine the Dollar Equivalent of the Loans to be Converted (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 11.1) and (ii) effective on such DAM Exchange Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loan to be Converted in an amount equal to its DAM Percentage of such Loans to be Converted. Each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount(s) of its participation(s) and the proceeds of such participation(s) shall be distributed by the Administrative Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

(c)          To the extent any taxes are required to be withheld from any amounts payable by a Lender (the “First Lender”) to another Lender (the “Other Lender”) in connection with its participating interest in any Converted Loan, the Borrower and each Foreign Borrower, with respect to the relevant Loans made to it, shall be required to pay increased amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 2.20 if the Borrower or such Foreign Borrower were making payments with respect to the participating interest directly to the Other Lender.

(d)          As a result of the DAM Exchange, upon and after the DAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan in respect of the Obligations shall be distributed to the Lenders based upon their pro rata portion of the Facilities pro rata in accordance with their respective DAM Percentages. Any direct payment received by a Lender upon or after the DAM Exchange Date, including by way of setoff, in respect of any Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

11.2       Letters of Credit. (a)  In the event that on the DAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed either by the Borrower or any Foreign Borrower or with the proceeds of a Revolving Credit Loan, each Revolving Credit Lender before giving effect to the DAM Exchange, promptly shall pay over to the Administrative Agent, in immediately available funds in the same currency as such Dollar Letter of Credit or Multicurrency Letter of Credit in the case of any undrawn amount, and in Dollars, in the case of any unreimbursed amount, an amount equal to such Revolving Credit Lender’s applicable pro rata portion of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the DAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Base Rate Credit Loan, in a principal amount equal to such amount. The Administrative Agent shall establish a separate interest bearing account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s DAM Percentage of the amounts received from the Revolving Credit Lenders as provided above. The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s DAM Percentage. The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the outstanding L/C Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party or any Foreign Borrower and shall not give rise to any obligation on the part of the Borrower or any Foreign Borrower to pay interest to such Lender, it being agreed that the Reimbursement Obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Sections 3A, 3B, and 3C.

(b)          In the event that after the DAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Lender, withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s DAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Lender in satisfaction of the Reimbursement Obligations of the applicable Revolving Lenders under Sections 3A, 3B, and 3C. In the event any Revolving Credit Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of any Letter of Credit as provided in this Section 11.2, the Issuing Lender shall, in the event of a drawing thereunder, have a claim against such Revolving Credit Lender to the same extent as if such Lender had defaulted on its obligations under Sections 3A, 3B, and 3C, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Borrower’s or any Foreign Borrower’s reimbursement obligations pursuant to Section 11.1. Each other Lender shall have a claim against such defaulting Revolving Credit Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its DAM Percentage of the defaulted amount.

(c)          In the event that after the DAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)          With the prior written approval of the Administrative Agent and the Issuing Lender (not to be unreasonably withheld), any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Lender, on demand, its DAM Percentage of such drawing.

(e)          Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash and Cash Equivalents. Each Lender which has not withdrawn its DAM Percentage of amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUCYRUS INTERNATIONAL, INC.

By: /s/ Craig R. Mackus

Name: Craig R. Mackus
Title: Chief Financial Officer and Secretary

DBT HOLDINGS GMBH

By:	/s/ Craig R. Mackus
Name: Craig R. Mackus
Title: Managing Director

LEHMAN BROTHERS INC.,

as Arranger

By:	/s/Craig Malloy
Name: Craig Malloy
Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

By:	/s/Craig Malloy
Name: Craig Malloy
Title:	Authorized Signatory

LEHMAN BROTHERS BANKHAUS AG,

as German Agent

By:	/s/Claudia Small
Name:
Title:

JPMORGAN CHASE BANK, N.A.,

as Lender

By:	/s/Mark P. Bruss
Name: Mark P. Bruss
Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION,

as Lender

By:	/s/Dusko Marinovic
Name: Dusko Marinovic
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agent

By:	/s/Mark P. Bruss
Name: Mark P. Bruss
Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION,

as Co-Syndication Agent

By:	/s/Dusko Marinovic
Name: Dusko Marinovic
Title:	Vice President

NATIONAL CITY BANK,

as Co-Documentation Agent

By:	/s/Michael Leong
Name: Michael Leong
Title:	Vice President

M&I Marshal & Ilsley Bank,

as Co-Documentation Agent

By:	/s/Leo D. Freeman
Name: Leo D. Freeman
Title:	Vice President